Exhibit 10.14

[PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIALITY UNDER RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.  THE CONFIDENTIAL PORTIONS OF THIS EXHIBIT THAT HAVE BEEN OMITTED ARE MARKED WITH “[***].” A COPY OF THIS EXHIBIT WITH ALL SECTIONS INTACT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

LICENSE AND COLLABORATION AGREEMENT

This License and Collaboration Agreement (this “Agreement”) is made as of September 27, 2018 (the “Effective Date”), by and between DiaMedica Therapeutics, Inc., a corporation organized and existing under the laws of Canada with offices at c/o DiaMedica USA, Inc., Two Carlson Parkway, Suite 260, Minneapolis, Minnesota 55447, USA (“DiaMedica”), and Ahon Pharmaceutical co., Ltd., a corporation organized and existing under the laws of China, having a place of business at No. 55, Songshan Rd., Jinzhou, Liaoning Province, China (“Ahon”). DiaMedica and Ahon are referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

Recitals

Whereas, DiaMedica, a biopharmaceutical company, is developing a proprietary recombinant human tissue kalikrein-1 protein (rhKLK1) known as DM199 for the Field, and controls certain patents, patent applications and know-how relating to DM199;

Whereas, Ahon is a biopharmaceutical company engaged in the research, development and commercialization of pharmaceutical products mainly in the greater China region as of the Effective Date; and

Whereas, Ahon wishes to obtain from DiaMedica the exclusive license to clinically develop and commercialize DM199 in the Field in the Territory, and DiaMedica is willing to grant such a license to Ahon, all in accordance with the terms and conditions set forth herein.

Agreement

Now, Therefore, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article 1
DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

1.1     “Active Ingredient” means the clinically active material(s) that provides pharmacological activity in a pharmaceutical product (excluding formulation components such as coatings, stabilizers, excipients or solvents, adjuvants or controlled release technologies).

 [***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

1.2     “Affiliate” means, with respect to an Entity or Person, another Entity or Person that controls, is controlled by, or is under common control with that Entity or Person. For the purpose of this definition only, “control” (including, with correlative meaning, the terms “controlled by” and “under the common control”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of an Entity or Person, whether by the ownership of more than fifty percent (50%) of the voting stocking of such Entity, by contract or otherwise.

1.3     “Ahon IP” means (a) all Patents and Know-How Controlled by Ahon as of the Effective Date or thereafter comes into Ahon’s Control independent of this Agreement, and in each case, that have been used or applied by or on behalf of Ahon in the Development, manufacture or Commercialization of the Licensed Products under this Agreement; and (b) all Inventions that are made solely by Ahon and do not relate to Licensed Product (including composition of matter, method of use or make). For clarity, Ahon IP excludes Collaboration IP which shall be jointly owned by the Parties.

1.4     “Ahon Patents” means all Patents in Ahon IP.

1.5     “Applicable Laws” means collectively all laws, regulations, ordinances, decrees, judicial and administrative orders (and any license, franchise, permit or similar right granted under any of the foregoing) and any policies and other requirements, of any applicable Governmental Authority that cover or apply to a Party’s activities in connection with this Agreement.

1.6     “Business Day” means a day other than a Saturday a Sunday or a day on which banking institutions in San Francisco, California or the Territory are required by Applicable Laws to remain closed.

1.7     “Bulk Product” is defined as the final drug product packaged in vials and anticipated to contain [***]ug of License Product as the sole Active Ingredient and all other necessary excipients after chemical or biological processing and purification, ready for concentration, formulation, drying, and filling into its final containers prior to dispensing and final packaging, with such actual amount as determined by DiaMedica in its sole discretion.

1.8     “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31 in a Calendar Year.

1.9     “Calendar Year” means each twelve (12) month period commencing on January 1 and ending on December 31; provided however that (a) the first Calendar Year of the Term shall commence on the Effective Date and end on December 31, 2018 and (b) the last Calendar Year of the Term shall commence on January 1 of the Calendar Year in which this Agreement terminates or expires and end on the date of termination or expiration of this Agreement.

2.

 [***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

1.10      “Clinical Trial” means any clinical trial of a Licensed Product in human subjects that has been approved by a Regulatory Authority and is designed to measure the safety and/or efficacy of a Licensed Product. Clinical Trials shall include Phase 1 Clinical Trials, Phase 2 Clinical Trials and Phase 3 Clinical Trials.

1.11     “Collaboration IP” means all Inventions that (a) are made jointly by the Parties; or (b) are made solely by Ahon and relate to or make use of the Licensed Protein or Licensed Products (including composition of matter, method of use or make).

1.12     “Commercialization” or “Commercialize” means all activities directed to packaging, labelling, commercial marketing, promoting, advertising, exhibiting, storing, handling, shipping, distributing, detailing, selling (and offering for sale or contracting to sell) or otherwise commercially exploiting (including pricing and reimbursement activities) a Licensed Product in the Field in the Territory (including importing and exporting activities in connection therewith).

1.13     “Commercialization Plan” means the written plan prepared by Ahon for the Commercialization of the Licensed Product in the Territory.

1.14     “Commercially Reasonable Efforts” means, with respect to a Party’s obligations or activities under this Agreement, the carrying out of such obligations or activities with a level of effort and resources consistent with the commercially reasonable practices normally devoted by a similarly situated company, as part of an active and continuing program of development or commercialization of a pharmaceutical product of similar market potential, at a similar stage of its product life, taking into account the competitiveness of the marketplace, the proprietary position of the product, the regulatory status, the pricing and launching strategy and the relative safety and efficacy. “Commercially Reasonable Efforts” of a Party shall require that such Party (on its own or acting through any of its Affiliates, sublicensees or subcontractors), at a minimum: (a) promptly assign responsibility for such obligations to qualified employees, set annual goals and objectives for carrying out such obligations, and monitor and hold employees accountable for progress with respect to such goals and objectives; (b) set and seek to achieve specific and meaningful objectives for carrying out such obligations; and (c) make and implement decisions and allocate resources designed to diligently advance progress with respect to such objectives.

1.15     “Confidential Information” of a Party means, subject to Section 9.2, without limitation, all information relating to products, processes, technologies, trade secrets, structures, ideas, works or authorship, copyrightable works, trademarks, copyrights, product concepts, techniques, information or statistics, compounds, inventions, know-how, trade secrets, designs, specifications, formulas, methods, samples, biological, chemical or other materials, developmental or experimental work, improvements, discoveries, past, current, planned and future research and clinical or other data, databases, software, manuals, internal policies and procedures, licenses, research and development agreements, term sheets, prices, costs, financial information, budgets, projections, marketing, selling and business plans, strategies, forecasts, sketches, records, notes, devices, drawings, patent applications, continuation applications, continuation-in-part applications, file wrapper continuation-in-part applications and divisional applications, vendors, suppliers and customers of such Party that is disclosed by or on behalf of such Party or any of its Affiliates or otherwise made available to the other Party or any of its Affiliates, in each case in connection with this Agreement or the Confidentiality Agreement, whether made available orally, visually, in writing or in electronic form. All Collaboration IP shall be deemed Confidential Information of both Parties.

3.

 [***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

1.16     “Control” or “Controlled” means the possession by a Party (whether by ownership, license or otherwise) of, (a) with respect to any tangible Know-How, the legal authority or right to physical possession of such tangible Know-How, with the right to provide them to the other Party on the terms and conditions set forth herein, or (b) with respect to Patents, intangible Know-How or other intellectual property rights, the legal authority or right to grant a license, sublicense, access or right to use (as applicable) under such Patents, intangible Know-How or other intellectual property rights to the other Party on the terms and conditions set forth herein, in each case of (a) and (b): (i) without breaching the terms of any agreement with a Third Party in existence as of the Effective Date or thereafter, (ii) without requiring such Party to make any payment for the grant of such a license, sublicense, access or right to use (as applicable) to the other Party or the maintenance or practice of such license, sublicense, access or right to use; and (iii) without requiring such Party to obtain approval from such and without prior Third Party approval.

1.17     “CTA” means a Clinical Trial Application submitted to the NMPA for approval to conduct human clinical trials in the Territory.

1.18     “Develop” or “Development” or “Developing” means all regulatory and development activities for any Licensed Product that are directed to obtaining Regulatory Approval(s) of such Licensed Product and to support appropriate usage for such Licensed Product in the Field, including: all research, non-clinical, preclinical and clinical activities, testing and studies of such Licensed Product; toxicology, pharmacokinetic, pharmacodynamic, drug-drug interaction, safety, tolerability and pharmacological studies; distribution of such Licensed Product for use in Clinical Trials (including placebos and comparators); statistical analyses; and the preparation, filing and prosecution of any Marketing Approval Applications (“MAA”) for such Licensed Product; development activities conducted after receipt of Regulatory Approval that are required or requested in writing by a Regulatory Authority as a condition of, or in connection with, obtaining or maintaining a Regulatory Approval; and pharmacoeconomic studies for the Licensed Product in the Field; in each case above, including investigator- and/or institution-sponsored studies for which a Party is providing material or assistance or otherwise has written obligations to such investigator and/or institution; and all regulatory activities related to any of the foregoing; provided, however, that Development shall exclude Commercialization and manufacturing activities (including manufacturing activities related to Development).

4.

 [***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

1.19     “DiaMedica IP” means DiaMedica Know-How and DiaMedica Patents. For clarity, DiaMedica IP excludes Collaboration IP which shall be jointly owned by the Parties. For clarity, if during the Term, DiaMedica obtains Control of any new intellectual property rights from a Third Party (other than as a result of a Change of Control of DiaMedica), which intellectual property rights are necessary or reasonably useful for the process improvements of the Licensed Products, then such intellectual property shall fall into DiaMedica IP and shall be granted to Ahon under this Agreement pursuant to Section 3.3 in the Supply Agreement.

1.20     “DiaMedica Know-How” means all Know-How Controlled by DiaMedica as of the Effective Date or at any time during the Term that is necessary or reasonably useful for the Development, manufacture or Commercialization of the Licensed Product in the Field; provided however that DiaMedica Know-How shall exclude: (a) all Know-How that was originally controlled by a Third Party and after the Effective Date comes into DiaMedica’s Control as a result of a change of control transaction where such Third Party acquires or is merged with DiaMedica; (b) all Know-How within Collaboration IP.

1.21     “DiaMedica Patents” means all Patents Controlled by DiaMedica as of the Effective Date or at any time during the Term that cover a Licensed Protein or Licensed Product (including composition of matter, forms and formulations, method of use (including dosing) or method of making); provided however that DiaMedica Patents shall exclude: (a) all Patents that were originally controlled by a Third Party and after the Effective Date come into DiaMedica’s Control as a result of a change of control transaction where such Third Party acquires or is merged with DiaMedica; and (b)  all Patents within Collaboration IP. DiaMedica Patents existing as of the Effective Date are set forth in Exhibit A.

1.22     “Dollar” or “$” means the U.S. dollar, and “$” shall be interpreted accordingly.

1.23     “Entity” means a partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization.

1.24     “FDA” means the United States Food and Drug Administration or any successor federal agency thereto.

1.25     “Field” means the treatment of acute ischemic stroke in humans.

1.26     “First Commercial Sale” means, with respect to any Licensed Product in the Territory, the first sale or transfer of such Licensed Product to a Third Party for distribution, use or consumption in such country or jurisdiction in the Territory after Regulatory Approvals have been obtained for such Licensed Product in such country or jurisdiction in the Territory.

5.

 [***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

1.27     “GAAP” means United States or China generally accepted accounting principles, consistently applied, or, to the extent not substantially different from US GAAP, with generally accepted accounting principles in mainland China.

1.28     “GCP” means all applicable Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of clinical trials, including, as applicable (a) as set forth in the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use Harmonized Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95), including related requirements imposed by the FDA or NMPA, and any other guidelines for good clinical practice for trials on medicinal products in the Territory, (b) the Declaration of Helsinki (2004) as last amended at the 52nd World Medical Association in October 2000 and any further amendments or clarifications thereto, (c) U.S. Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), as may be amended from time to time, or (d) the equivalent Applicable Laws in the Region in the Territory, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.

1.29     “GLP” means all applicable Good Laboratory Practice standards, including, as applicable, as set forth in the then current good laboratory practice standards promulgated or endorsed by the U.S. Food and Drug Administration as defined in 21 C.F.R. Part 58, and the equivalent Applicable Laws in the Region in the Territory, each as may be amended and applicable from time to time.

1.30     “Governmental Authority” means any federal, state, national, state, provincial or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

1.31     “Invention” means any information, discoveries, improvements, modifications, processes, methods, designs, protocols, formulas, data, algorithms, forecasts, profiles, strategies, plans, results, know-how and trade secrets, patented or otherwise, that is discovered, generated, conceived and/or reduced to practice by or on behalf of either Party (including its Affiliates, employees, agents and contractors), whether solely or jointly, in the course of the performance of this Agreement, including all rights, title and interest in and to the intellectual property rights therein and thereto.

6.

 [***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

1.32     “Know-How” means any unpatented inventions, discoveries, creations, developments, data, and other information and materials, in any tangible or intangible form whatsoever, including scientific or technical information, results and data, trade secrets, databases, practices, protocols, regulatory filings, methods, processes, techniques, concepts, ideas, reagents, specifications, formulations, formulae, data (including, but not limited to, pharmacological, biological, chemical, toxicological, clinical and analytical information, quality control, trial and stability data), case reports forms, data analyses, reports, studies and procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development), summaries and information contained in submissions to and information from ethical committees, the FDA or other Regulatory Authorities, and manufacturing process and development information, results and data.

1.33      “Licensed Product” means pharmaceutical product containing the Licensed Protein in any and all bulk or finished and final packaged product in vial ready for sale and administration, or as Active Ingredient, in any injectable dosage form, any injectable formulation and any strength, as an active ingredient for use in the Field. DiaMedica’s current dosing plans for acute ischemic stroke is that the first dose be administered intravenously at 0.75 ug/kg dose followed by subcutaneous administration at 3 ug/kg dose every three days for a total of 21 days, the strength of the finished product is anticipated at 240 ug of License Product per vial and the shelf life of the finished product is anticipated at a minimum of 3 years, subject to completion of required stability testing.

1.34     “Licensed Protein” means DiaMedica’s proprietary recombinant human tissue kalikrein-1 protein known as DM199 and having the sequence and structure set forth in Exhibit B.

1.35     “Marketing Approval Application” or “MAA” means a Biological License Application or New Drug Application (each as defined by the FDA), or any successor application having substantially the same function, or their foreign equivalent for approval to market and/or sell a pharmaceutical product in any country, Region or jurisdiction.

1.36     “Net Sales” means the gross amount billed or invoiced by or for the benefit of Ahon and its Affiliates, licensees and sublicensees (each of the foregoing, a “Seller”) to independent, unrelated Persons (“Buyers”) in bona fide arm’s length transactions with respect to a Licensed Product, less the following deductions to the extent not previously deducted, in each case to the extent actually allowed and taken by such Buyers and not otherwise recovered by or reimbursed to Seller in connection with such sale of Licensed Product:

(a)     trade, cash and quantity discounts and/or rebates actually allowed and taken;

(b)     actual credits and/or allowances given or made for rejection and/or return of previously sold Licensed Products; and

(c)     taxes, duties and/or other governmental charges levied on or measured by the billing amount, as adjusted for rebates or refunds, that are borne by the seller thereof and that are not refundable and to the extent non-creditable.

7.

 [***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

With respect to any sale of any Licensed Product in a given country for any substantive consideration other than monetary consideration (which has the effect of reducing the invoiced amount below what it would have been in the absence of such non-monetary consideration), for purposes of calculating the Net Sales, such Licensed Product shall be deemed to be sold exclusively for cash at the average Net Sales price charged to Third Parties for cash sales of such Licensed Product in such country during the applicable reporting period (or if there were only de minimis cash sales in such country, at the fair market value as determined in good faith based on pricing in comparable markets). Notwithstanding the foregoing, Net Sales shall not include amounts (whether actually existing or deemed to exist for purposes of calculation) for Licensed Products distributed for use in Clinical Trials (including but not limited to charges for freight and/or insurance for the distribution provided that such amounts are not paid by the Buyer).

Net Sales shall be calculated on an accrual basis, in a manner consistent with Ahon’s accounting policies for external reporting purposes, as consistently applied, in accordance with GAAP.

1.37     “NMPA” means the China National Medical Products Administration, formerly the China National Drug Administration, and local counterparts thereto, and any successor agency(ies) or regulatory authority thereto having substantially the same function in mainland China.

1.38     “Other Joint IP” means all Inventions that are made jointly by the Parties and do not relate to Licensed Product (including composition of matter, method of use or make).

1.39     “Patents” means any national, regional and international patent applications and patents, and any divisionals, continuations, continuations-in-part, reissues, renewals, substitutions, extensions or additions thereof, any patents that issue thereon, and any equivalents of any of the foregoing (as more fully set forth in this Agreement).

1.40     “Patent Prosecution” means the responsibility and authority for (a) preparing, filing and prosecuting applications (of all types) for any Patent, (b) managing any interference, opposition, re-issue, reexamination, invalidation proceedings, revocation, nullification, or cancellation proceeding relating to the foregoing, (c) deciding to abandon Patent(s), (d) listing in regulatory publications (as applicable), (e) patent term extension and maintenance, and (f) settling any interference, opposition, revocation, nullification or cancellation proceeding.

1.41     “Person” means any individual, unincorporated organization or association, governmental authority or agency or Entity.

1.42     “Phase 2 Clinical Trial” means a controlled human Clinical Trial of a Licensed Product that would satisfy the requirements of 21 CFR 312.21(b) or corresponding regulations in the Territory, regardless of whether such trial is referred to as a “phase 2 clinical trial” in the Development Plan. For clarity, a trial called a Phase 1/2 or Phase 1b/2 trial shall be considered a Phase 2 trial if it satisfies the requirements of 21 C.F.R. 312.21(b).

8.

 [***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

1.43     “Phase 3 Clinical Trial” means a controlled or uncontrolled human Clinical Trial of a Licensed Product that would satisfy the requirements of 21 CFR 312.21(c) or corresponding regulations in the Territory, regardless of whether such trial is referred to as a “phase 3 clinical trial” in the Development Plan.

1.44      “PRC” means the People’s Republic of China, which for the purposes of this Agreement shall include Hong Kong and Macau.

1.45     “Regulatory Approval” means, with respect to a Licensed Product in any Region in the Territory, all approvals that are necessary for the commercial sale of such Licensed Product in such Region in the Territory.

1.46     “Regulatory Authority” means any applicable Government Authority responsible for granting Regulatory Approvals for Licensed Products in the Territory, including the NMPA, and any corresponding national or regional regulatory authorities.

1.47     “Regulatory Submissions” means any filing, application, or submission with any Regulatory Authority, including authorizations, approvals or clearances arising from the foregoing, including Regulatory Approvals, and all correspondence or communication with or from the relevant Regulatory Authority, as well as minutes of any material meetings, telephone conferences or discussions with the relevant Regulatory Authority, in each case, with respect to a Licensed Product.

1.48     “Tax” or “Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including any interest thereon). For the avoidance of doubt, Taxes includes valued add tax (“VAT”).

1.49     “Territory” means the PRC, including Hong Kong, Macau and Taiwan (which for purposes of this Agreement shall each be deemed a “Region”).

1.50     “Third Party” means any Person other than a Party or an Affiliate of a Party.

1.51     “Valid Claim” means: (a) a claim in an issued Patent that has not: (i) expired or been canceled; (ii) been declared invalid by an unreversed and unappealable or unappealed decision of a court or other appropriate body of competent jurisdiction; (iii) been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise; or (iv) been abandoned in accordance with or as permitted by the terms of this Agreement or by written agreement of the Parties; or (b) a claim under any application for a Patent that was received, and, in any case, that has not been canceled, withdrawn from consideration, finally determined to be unallowable by the applicable governmental authority or court for whatever reason (and from which no appeal is or can be taken), or abandoned.

9.

 [***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Article 2
LICENSE

2.1        License Grant to Ahon. Subject to the terms and conditions of this Agreement, DiaMedica hereby grants to Ahon an exclusive (exclusive even as to DiaMedica), royalty-bearing license (subject to DiaMedica’s retained rights as set forth in Section 2.4), with the right to grant sublicenses solely in accordance with Section 2.2, under the DiaMedica IP and DiaMedica’s interest in Collaboration IP, to:

(a)     clinically Develop, sell, offer for sale, import and otherwise Commercialize the Licensed Products in the Field in the Territory (provided that in mainland China, the Development and Commercialization of the Licensed Product shall be conducted solely pursuant to the Import Drug License (“IDL”) pathway of the NMPA) or, upon mutual agreement, any other regulatory pathway, including IND pathway for biologics Classification 2 of CNDA; and

(b)     purchase the Licensed Product or to make and have made the Licensed Product using Licensed Protein supplied by DiaMedica in accordance with Section 6.1 (for clarity, the foregoing license does not include the right for Ahon to make the Licensed Protein except in the event that Licensor ceases its business operations pursuant to Section 8.3 of the Supply Agreement).

2.2         Right to Sublicense.

(a)     Subject to the terms and conditions of this Agreement, Ahon shall have the right to grant sublicenses of the license granted to it under Section 2.1: (i) to its controlled subsidiary, provided that such sublicense shall automatically terminate if such sublicensee ceases to be controlled subsidiary of Ahon. Notwithstanding the foregoing, Ahon shall obtain DiaMedica’s prior written consent if Ahon wishes to sublicense all or substantially all of Ahon’s rights or obligations under this Agreement to any Third Party.

(b)     Each sublicense shall be subject to a written agreement that is in full compliance with the terms and conditions of this Agreement, and Ahon shall ensure that its sublicensees comply with the terms and conditions of this Agreement. As part of each sublicense agreement, Ahon will ensure that each sublicensee acknowledges this Agreement and affirms its commitment to comply with the terms of this Agreement. Ahon may fulfill any of its obligations under this Agreement itself or through its controlled subsidiary and sublicensees, provided however that Ahon remains directly responsible for all of its obligations under this Agreement, regardless of whether any such obligation is delegated, subcontracted or sublicensed to its controlled subsidiary or sublicensees. Within thirty (30) days after the execution of any sublicense agreement, Ahon shall provide DiaMedica with a true and complete copy of such sublicense agreement certified as such by Ahon’s Chief Executive Officer (and an English translation if the sublicense agreement is executed in other language).

10.

 [***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

2.3        Upstream Licenses. Ahon acknowledges and agrees that: (a) DiaMedica obtained the rights to certain DiaMedica IP under a certain upstream license agreement; (b) the license to such DiaMedica IP granted by DiaMedica to Ahon under Section 2.1 constitutes a sublicense under the upstream license agreement; (c) such sublicense is subject to the terms and conditions of the upstream license agreement. Ahon shall not be responsible for any dispute arising from or in connection with the upstream license agreement between DiaMedica and its licensor. DiaMedica acknowledges and agrees that Ahon is not responsible for any payments to such upstream licensors in connection with the sublicense granted to Ahon under this Agreement, and the extent at which Ahon may bear the upstream obligations from such upstream licenses shall not exceed the obligations under this Agreement associated with the license granted by DiaMedica pursuant to Section 2.1.

2.4        DiaMedica Retained Rights. Without prejudice to the exclusive license granted to Ahon under Section 2.1, DiaMedica hereby expressly retains the rights to use the DiaMedica IP in the Field in the Territory in order to perform its obligations to support Ahon’s obligations under this Agreement, whether directly or through its Affiliates, licensee or contractors. Once exercising such retained rights, DiaMedica shall give a prior written statement to Ahon specifying relevant information of such exercise. For clarity, DiaMedica retains the exclusive right to practice, license and otherwise exploit the DiaMedica IP outside the scope of the license granted to Ahon under Section 2.1, including without limitation the Development, manufacture and Commercialization of the Licensed Protein and Licensed Product for any indication outside the Field anywhere in the world.

2.5        License Grant to DiaMedica. Ahon hereby grants to DiaMedica an exclusive, fully paid, royalty free, perpetual, irrevocable and sublicenseable license under the Ahon’s interest in the Collaboration IP to research, Develop, make, have made, use, sell, offer for sale, import and otherwise Commercialize the Licensed Product and Licensed Protein (a) for any use outside the Territory and (b) for any use outside the Field in the Territory.

2.6        Right of First Offer for Additional Indications. DiaMedica hereby grants to Ahon the right of first offer to negotiate a license agreement with DiaMedica for the Development and Commercialization of the Licensed Product in additional indications in the Territory as follows.

(a)     DiaMedica shall give Ahon a prior notice in writing if DiaMedica wishes to enter into a license agreement with a Third Party for the Development and Commercialization of the Licensed Product in any indication outside the Field in the Territory. If within fourteen (14) Business Days after receiving such notice, Ahon notifies DiaMedica in writing that Ahon is interested in such a license, then the Parties shall negotiate exclusively in good faith for a period of up to ninety (90) days (or such longer time period as the Parties may agree) (the “Negotiation Period”) the terms and conditions of a separate license agreement for Ahon to obtain a license from DiaMedica to Develop and Commercialize the Licensed Product in such indication in the Territory. If the Parties do not enter into such a license agreement before the expiration of the Negotiation Period, then DiaMedica may enter into discussion and negotiation with any Third Party for such a license agreement without further obligations to Ahon and Ahon’s right of first offer shall expire.

11.

 [***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

(b)     Ahon shall notify DiaMedica in writing if Ahon wishes to enter into a license agreement with DiaMedica for the Development and Commercialization of the Licensed Product in any indication outside the Field in the Territory. The Parties shall then negotiate exclusively in good faith for a period of up to ninety (90) days (or such longer time period as the Parties may agree) (the “Negotiation Period”) the terms and conditions of a separate license agreement for Ahon to obtain a license from DiaMedica to Develop and Commercialize the Licensed Product in such indication in the Territory. If the Parties do not enter into such a license agreement before the expiration of the Negotiation Period, then DiaMedica may enter into discussion and negotiation with any Third Party for such a license agreement without further obligations to Ahon and Ahon’s right of first offer shall expire.

(c)     For clarity, if both Parties fails in reaching agreement for the Licensed Product in additional indications in the Territory, DiaMedica shall use commercially reasonable efforts to differentiate the product candidate from the Licensed Product for the additional indication and the new product candidate shall be at least under Phase IIa study before DiaMedica notifies Ahon regarding the opportunity pursuant to Section 2.6(a).

2.7        No Implied Licenses; Negative Covenant. Except as set forth herein, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, under any trademarks, patents or patent applications of the other Party. Ahon shall not, and shall not permit any of its Affiliates or sublicensees to, practice any DiaMedica IP outside the scope of the license granted by DiaMedica to Ahon under the terms of this Agreement.

2.8        Non-Compete. During the Term of this Agreement, Ahon shall not, and shall ensure that its subsidiaries and sublicensees will not, engage in (independently or for or with any Third Party) any development or commercialization of any product comprising, in whole or in part, a recombinant human tissue kalikrein-1 protein (“rhKLK1”) anywhere in the world. Notwithstanding the foregoing, Ahon’s subsidiaries and sublicensees anywhere in the world shall be permitted to distribute or sell (but not, for the avoidance of doubt, to manufacture, develop, or market) a rhKLK1 product through its pharmacies (including online pharmacies) or through its hospitals as part of the course of normal business, provided that such Affiliates, subsidiaries and sublicensees do not receive any royalty, licensee fee, milestone payment, success fee payment with respect to the distribution or sale of such rhKLK1 product (other than the payment for the price thereof as for any other product that they sell or distribute). For clarity, Direct Competitive Product is defined to be any product comprising, in whole or in part, a rhKLK1.

12.

 [***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Article 3
GOVERNANCE

3.1        Alliance Managers. Each Party shall appoint an individual to act as its alliance manager under this Agreement as soon as practicable after the Effective Date (the “Alliance Manager”). The Alliance Managers shall: (a) serve as the primary contact points between the Parties for the purpose of providing the other Party with information on the progress of such Party’s activities under this Agreement; (b) be responsible for facilitating the flow of information and otherwise promoting communication, coordination and collaboration between the Parties; and (c) facilitate the prompt resolution of any disputes. Each Party may replace its Alliance Manager at any time upon written notice to the other Party.

3.2        In the event of a different opinion, (a) with respect to the decision that may affect Development, Regulatory Approval and Commercialization of the Licensed Product outside the Territory, DiaMedica shall make the final decision; (b) with respect to the decision that only affects Development, Regulatory Approval and Commercialization of the Licensed Product in the Territory, Ahon shall make the final decision.

Article 4
DEVELOPMENT PROGRAM

4.1         Diligence and Responsibilities.

(a)     Ahon shall be responsible for and use Commercially Reasonable Efforts to Develop the Licensed Product in the Field in each of the Regions in the Territory in accordance with the Development Plan, as defined below.

(b)     Ahon shall conduct its tasks set forth in to the Development Plan and to attempt to achieve the objectives set forth therein in a timely manner. Ahon shall perform such obligations in a professional manner, and in compliance with the Development Plan and the requirements of all Applicable Laws, including GLP and GCP.

(c)     Without limiting the foregoing, Ahon shall achieve the following Development milestone before the deadline specified in the table below. For each calendar quarter during Development, Ahon shall provide to DiaMedica a report that details the progress and results of the Development Plan with DiaMedica’s assistance especially on the initial Development Plan, which report shall include a summary of the Development activities performed and all results, analysis and conclusions thereof. DiaMedica shall review such report and make recommendations regarding changes to the Development Plan. The initial Development Plan is attached in Exhibit C subject to Section 4.2.

13.

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Development Milestone	Estimated time
Obtain CTA approval or IND filing review results by NMPA	[***] months after the Effective Date

(d)     DiaMedica shall be responsible for and use Commercially Reasonable Efforts to Develop the Licensed Product in the Field outside the Territory in accordance with DiaMedica’s development plan and assist Ahon to undertake Ahon’s responsibilities pursuant to Development and Regulatory Approval in the Agreement before First Commercial Sale of Licensed Product in the Territory, which assistance shall be provided without further cost through CTA submission. After CTA submission, such assistance shall be provided at no cost for the first [***] FTE hour and at the rate of US$[***] per FTE hours thereafter. In any case Ahon shall reimburse DiaMedica for its out-of-pocket expenses (including travel and accommodation) incurred to provide such assistance. Nevertheless, Ahon’s total payment to DiaMedica for such technical assistance shall not be over than $[***] and the normal project communication shall not be included.

(e)     In the event that NMPA requires supplementary non-clinical studies involving CMC (“CMC” means Chemistry, Manufacturing and Controls section of a regulatory submission document included in an IND or CTA and NDA as set forth in 21 CFR § 314.50), pharmacology and/or toxicology studies for CTA approval, DiaMedica shall use Commercially Reasonable Efforts to perform such non-clinical studies, including sourcing the reference drugs, and Ahon shall reimburse DiaMedica for the cost and expenses to conduct such supplemental non-clinical studies up to a total of [***] RMB (for clarity, the reimbursement payment shall be made in Dollars in accordance with Section 8.5); provided however that if the cost and expense of such supplemental non-clinical studies exceed [***] RMB, then the Parties shall discuss and negotiate the allocation of such excess cost and expenses and, if the Parties are unable to agree, DiaMedica shall have no obligation to continue such studies and either Party may terminate this Agreement upon written notice to the other Party. In addition, both parties shall negotiate in good faith while Ahon shall have the final decision right to terminate this Agreement if the CTA approval letter issued by NMPA places excessive requirements on clinical studies in mainland China more than Ahon can undertake.

(f)     In order to support the Development of the Licensed Product in the Territory, DiaMedica shall enroll at least [***] Chinese ancestry patients in its global or multi-region Phase 2 Clinical Trial of the Licensed Product, and shall provide Ahon with the data from such Clinical Trial so that Ahon may decide whether to attend DiaMedica’s global or multi-region Phase 3 Clinical Trial. For clarity, the Parties agree that it would benefit both Parties’ to use a global or multi-region Phase 3 Clinical Trial to support Regulatory Approval of the Licensed Product in the Field. However, and for the sake of clarity, Ahon will use Commercially Reasonable Efforts to prepare and file an IND application for the Licensed Product, subject to section 8.2(b)(i), to NMPA for a CTA for a study in the Territory, subject to section 4.1(c) and Exhibit C and Ahon shall bear all of the cost and expenses of such Clinical Trial in the Territory. In the event that global or multi-region Phase 3 Clinical Trial is insufficient to support Regulatory Approval of the Licensed Product in the Field in the Territory, the Parties’ second option is to use such global or multi-region Phase 3 Clinical to obtain conditional Regulatory Approval with post-market study requirement, in which case Ahon shall bear all of the cost and expenses of such Clinical Trial and required post-market study in the Territory. In the event that NMPA requires an active controlled extensional study (in addition to the global or multi-region Phase 3 Clinical Trial) for Regulatory Approval, the Parties shall negotiate in good faith for matters related to regulatory path and clinical development plan, and Ahon shall bear all of the cost and expenses of such Clinical Trial and required extensional study in the Territory, provided however that Ahon may deduct the cost of reference drugs used in the extensional study from the royalty payment due to DiaMedica during the first twelve (12) months after the First Commercial Sale.

14.

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4.2     Development Plan. All Development of the Licensed Product in the Field in the Territory under this Agreement shall be conducted pursuant to a written development plan (the “Development Plan”), as such Development Plan may be drafted and revised by Ahon and submitted to DiaMedica for review. The Development Plan shall contain in reasonable detail all major Development activities (including all Clinical Trials) to support Regulatory Approval in Territory and the timelines for achieving such activities through and including obtaining Regulatory Approval in each of the Regions. As of the Effective Date, the Parties have agreed to the initial Development Plan, which is attached hereto as Exhibit C. From time to time, but at least every four (4) months, Ahon shall propose updates or amendments to the Development Plan in consultation with DiaMedica and submit such proposed updated or amended plan to DiaMedica for review and discussion.

4.3     Development Costs. Ahon shall be solely responsible for the cost and expense incurred by Ahon in the Development of the Licensed Products in the Field in the Territory, including the performance of the Development activities under the Development Plan and the investigational medicinal product and the placebo by purchasing from DiaMedica at the transfer price set in Section 6.1.

4.4     Development Records. Ahon shall maintain complete, current and accurate records of all Development activities conducted by it hereunder, and all data and other information resulting from such activities in accordance with the standards of the applicable Regulatory Authority in the Territory. Such records shall fully and properly reflect all work done and results achieved in the performance of the Development activities in good scientific manner appropriate for regulatory purposes in the Territory. Ahon shall document all non-clinical studies and Clinical Trials in formal written study reports according to Applicable Laws and national and international guidelines (e.g., ICH, GCP and GLP) or as amended and as defined in the equivalent regulation issued by NMPA. Upon DiaMedica’s request, Ahon shall, and shall cause its Affiliates, subsidiaries and sublicensees to, (a) provide DiaMedica with copies of such records (including English translation if such records are in other language), and (b) allow DiaMedica to access, review and copy such records (including access to relevant databases). DiaMedica shall have the right to use the data and results generated by or on behalf of Ahon, its subsidiaries and sublicensees for the Licensed Products to Develop, manufacture and Commercialize the Licensed Products outside the Territory and outside the Field in the Territory, except to the extend such use is prohibited, on the basis that it is allowed by PRC law, and if DiaMedica uses such data and results for any purpose other than the Development, manufacture and Commercialization of the Licensed Product, DiaMedica shall give Ahon prior notice in writing of the purposes of such use.

15.

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4.5     Development Reports. Ahon shall provide DiaMedica with quarterly written reports summarizing its, its Affiliates, subsidiaries and sublicensees’ Development of Licensed Products, including a summary of the data, timeline and results of such Development. Both parties shall cooperate to ensure a secure link to provide DiaMedica electronic access to such information. Without limiting the foregoing, such reports shall contain sufficient detail to enable DiaMedica to assess Ahon’s compliance with its Development obligations hereunder. Such reports shall be Confidential Information of Ahon pursuant to Article 9. Ahon shall respond to DiaMedica’s reasonable requests from time to time for additional information regarding significant Development activities.

4.6     Data Exchange and Use. In addition to its adverse event and safety data reporting obligations pursuant to Section 5.4, each Party shall promptly provide the other Party with copies of all data and results and all supporting documentation (e.g. protocols, CRFs, analysis plans) generated by or on behalf of such Party in the Development of the Licensed Products in accordance with Applicable Laws. Ahon shall have the right to use and reference such data and results provided by DiaMedica, without additional consideration, for the purpose of obtaining and maintaining Regulatory Approval of the Licensed Products in the Field in the Territory and other reasonable purposes under the Agreement. DiaMedica shall have the right to use and reference such data and results provided by Ahon, without additional consideration, for the purpose of obtaining and maintaining Regulatory Approval of the Licensed Products outside the Territory and outside the Field in the Territory and other reasonable purposes under the Agreement, except to the extent such use is prohibited by PRC law, and if DiaMedica uses such data and results for any purpose other than the Development, manufacture and Commercialization of the Licensed Product, DiaMedica shall give Ahon a prior notice in writing of the purposes of such use.

4.7     Subcontractor. Ahon shall have the right to engage subcontractors for purposes of conducting activities assigned to it under this Agreement or for which it is responsible under this Agreement. Ahon shall cause any subcontractor engaged by it to be bound by written obligations of confidentiality and non-use consistent with this Agreement. Ahon shall cause its subcontractors to assign to Ahon (or grant a fully paid-up, exclusive, fully sublicenseable, royalty-free, worldwide license to Ahon under) all intellectual property made by such subcontractor in the course of performing such subcontracted work that relates to Licensed Protein or Licensed Products or their use or sale, which intellectual property will be deemed to be Collaboration IP and subsequently assigned (or exclusively sublicensed) to DiaMedica under Section 12.1(a). Ahon shall remain directly responsible for any obligations under this Agreement that have been delegated or subcontracted to any subcontractor and shall be directly responsible for the performance of its subcontractors.

16.

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Article 5
REGULATORY

5.1         Ahon’s Responsibilities.

(a)     Ahon shall be responsible for all regulatory activities leading up to and including the obtaining of the Regulatory Approvals for the Licensed Products in the Field from the Regulatory Authority in the Territory, at its sole cost and expense (including the fees associated with compiling product dossier and registering the Licensed Products in the Territory). Ahon shall own and hold all Regulatory Approvals for the Licensed Products in the Field in the Territory. Ahon shall keep DiaMedica informed of regulatory developments related to the Licensed Products in the Field in the Territory and shall promptly notify DiaMedica in writing of any decision by any Regulatory Authority in the Territory regarding the Licensed Products. For clarity, in mainland China, Ahon shall obtain Regulatory Approval of the Licensed Product only pursuant to the Import Drug License pathway of the NMPA.

(b)     Ahon shall provide DiaMedica with draft of all Regulatory Submissions a reasonable time prior to submission for review and comment, and shall consider in good faith any comments received from DiaMedica. In addition, Ahon shall notify DiaMedica of any Regulatory Submission submitted to or received from any Regulatory Authority in the Territory and shall provide DiaMedica with copies thereof within five (5) days after submission or receipt. In the case of verbal communications, Ahon shall prepare a detailed written report of the communication within five (5) days of the verbal communication. If any such Regulatory Submission is not in the English language, Ahon shall also provide DiaMedica with an English translation thereof as soon as practicable. DiaMedica shall have the right to review and comment on such Regulatory Submissions and Ahon shall take such comment into consideration and incorporate any such comments when appropriate.

(c)     Ahon shall provide DiaMedica with reasonable advance notice of any meeting or discussion with any Regulatory Authority in the Territory related to the Licensed Product in the Field. Ahon shall lead such meeting or discussion, provided however that DiaMedica or its designee shall have the right, but not the obligation, to attend and participate in such meeting or discussion (subject to the consent of the Regulatory Authority). If DiaMedica elects not to attend such meeting or discussion, Ahon shall promptly provide DiaMedica with a written English summary of such meeting or discussion.

5.2        DiaMedica’s Responsibilities. DiaMedica shall reasonably cooperate with Ahon in obtaining any Regulatory Approvals for a Licensed Product in the Field in the Territory by providing, to the extent Controlled by DiaMedica, access to Regulatory Approvals, Regulatory Submissions, clinical data, and other data, information, certificates and documentation for the Licensed Products outside of the Territory. Unless otherwise stated in this Agreement, Ahon shall reimburse DiaMedica for any cost and expense incurred by DiaMedica to provide assistance to Ahon for such cooperation and assistance in accordance with Section 4.1(d).

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5.3        Right of Reference. Each Party hereby grants to the other Party the right of reference to all Regulatory Submissions pertaining to the Licensed Products in the Field submitted by or on behalf of such Party. Ahon may use such right of reference to DiaMedica’s Regulatory Submissions solely for the purpose of seeking, obtaining and maintaining Regulatory Approval of the Licensed Products in Field in the Territory. DiaMedica may use the right of reference to Ahon’s Regulatory Submissions solely for the purpose of seeking, obtaining and maintaining regulatory approval of the Licensed Products outside the Territory and outside the Field in the Territory, except to the extent such use is prohibited by PRC law, and if DiaMedica uses such Regulatory Submission for any purpose other than the Development, manufacture and Commercialization of the Licensed Product, DiaMedica shall give Ahon a prior notice in writing of the purposes of such use.

5.4          Adverse Events Reporting.

(a)     Promptly following the Effective Date, but in no event later than six (6) months thereafter, Ahon and DiaMedica shall develop and agree to the worldwide safety and pharmacovigilance procedures for the Parties with respect to the Licensed Products, such as safety data sharing and exchange, adverse events reporting and prescription events monitoring in a written agreement (the “Safety Agreement”), provided, however, the parties agree such Safety Agreement shall be in fully entered into by the parties prior to any clinical Development occurs within the Territory. Such agreement shall describe the coordination of collection, investigation, reporting, and exchange of information concerning adverse events or any other safety problem of any significance, and product quality and product complaints involving adverse events, sufficient to permit each Party, its Affiliates, licensees or sublicensees to comply with its legal obligations. The Safety Agreement shall be promptly updated if required by changes in legal requirements. Each Party hereby agrees to comply with its respective obligations under the Safety Agreement and to cause its Affiliates, licensees and sublicensees to comply with such obligations.

(b)     Ahon shall maintain an adverse event database for the Licensed Products in the Field in the Territory, at its sole cost and expense, and shall be responsible for reporting quality complaints, adverse events and safety data related to the Licensed Products to the applicable Regulatory Authorities in the Territory, as well as responding to safety issues and to all requests of Regulatory Authorities related to the Licensed Products in the Territory. Ahon shall provide to DiaMedica access to Ahon’s adverse event database for the Territory. DiaMedica shall maintain a global adverse event database for the Licensed Products at DiaMedica’s cost and expense.

(c)     Ahon shall be responsible for complying with all Applicable Laws governing adverse events in the Territory. Ahon shall notify DiaMedica on a timely basis of any adverse events occurring in the Territory. Ahon shall submit copies of reports of adverse events to DiaMedica simultaneously with submission to the applicable Regulatory Authorities in the Territory. Each Party shall notify the other in a timely manner and in any event within twenty four (24) hours of receiving any serious adverse event reports from Clinical Trials that each Party is monitoring, notice from a Regulatory Authority, independent review committee, data safety monitoring board or another similar clinical trial or post-marketing monitoring body alleging significant concern regarding a patient safety issue or other material information relevant to the safety or efficacy of the Licensed Products.

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5.5     Safety and Regulatory Audits. Upon reasonable notification, DiaMedica or its representatives shall be entitled to conduct an audit of safety and regulatory systems, procedures and practices of Ahon, its Affiliates, sublicenses or subcontractors (including Clinical Trial sites) relating to the Licensed Products. Ahon shall promptly notify DiaMedica of any inspection of Ahon, its Affiliates, sublicenses or subcontractors (including Clinical Trial sites) by any Regulatory Authority relating to the Licensed Products and shall provide DiaMedica with all information pertinent thereto. DiaMedica shall have the right, but not the obligation, to be present at any such inspection. Ahon shall also permit the Regulatory Authorities outside the Territory to conduct inspections of Ahon, its Affiliates, sublicenses or subcontractors (including Clinical Trial sites) relating to the Licensed Product, and shall ensure that such Affiliates, sublicensees and subcontractors permit such inspections.

5.6     No Harmful Actions. If DiaMedica believes that Ahon is taking or intends to take any action with respect to the Licensed Product that could have a material adverse impact upon the regulatory status of the Licensed Product outside the Territory or outside the Field in the Territory, Ahon, within five (5) days of receiving written notice and evidence from DiaMedica, shall cease such activity. Without limiting the foregoing, unless the Parties otherwise agree: (a) Ahon shall not communicate with any Regulatory Authority having jurisdiction outside the Territory, unless so ordered by such Regulatory Authority, in which case Ahon shall immediately notify DiaMedica of such order; and (b) Ahon shall not submit any Regulatory Submissions or seek regulatory approvals for the Licensed Product outside the Territory or outside the Field.

5.7     Notice of Regulatory Action. If any Regulatory Authority takes, or gives notice of its intent to perform an inspection, investigation, or audit on Ahon, its Affiliates or sublicensees relating to the Licensed Protein or Licensed Products, then Ahon shall promptly notify DiaMedica of such contact, inspection or notice or action within a reasonable period (but in any event within five (5) days). DiaMedica shall have the right review and comment on any such responses to Regulatory Authorities that pertain to the Licensed Protein and/or Licensed Products; provided that Ahon shall have the final decision-making authority with respect to such responses to the extent relating solely to the Licensed Protein and/or Licensed Products in the Field in the Territory. The cost and expenses of any regulatory action in the Field in the Territory shall be borne solely by Ahon. Ahon shall, and shall ensure that its Affiliates and sublicensees will, maintain adequate records to permit the Parties to trace the distribution, sale and use of the Licensed Product in the Field in the Territory. In addition, each Party shall promptly notify the other of any information it receives regarding any threatened or pending action, inspection or communication by or from a Third Party that would reasonably be expected to materially affect the Development or Commercialization of the Licensed Protein or Licensed Products.

19.

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Article 6
SUPPLY AGREEMENT

6.1      Supply Agreement. DiaMedica will provide Ahon with Licensed Products or the Licensed Protein as Active Ingredient necessary to produce the Licensed Product under the Supply Agreement, which shall be provided at an adjustable Transfer Price, as defined in the Exhibit B of the Supply Agreement. Both Parties shall negotiate the Transfer Price in good faith, when (i) the Product enters the Reimbursement Drug List or National Drug Price Negotiation Mechanism; or (ii) the bidding price or retail price of the Direct Competitive Product in the Territory becomes significantly lower than the bidding price or retail price of the Product. A copy of the Supply Agreement is included in Exhibit E, and subject to the recitals of the Supply Agreement, Licensee shall use the Licensed Products or Licensed Protein supplied under the Supply Agreement solely for Development and Commercialization use in the Field in the Territory. Unless the Parties otherwise agree, Ahon (either by itself or through its sublicensees or contractors) shall have the right to manufacture the Licensed Product using the Licensed Protein supplied by DiaMedica pursuant to the Supply Agreement or for the manufacture of the Licensed Protein in and for the Territory through technology transfer made by DiaMedica in the event of DiaMedica ceasing its business operation pursuant to Section 8.3 of the Supply Agreement. Nevertheless, Ahon shall retain the right to audit the Transfer Price with a similar auditing mechanism in Section 8.7.

6.2     Reference Drugs. If the NMPA requests any supplementary studies for the approval of the CTA or MRCT and the related IND for the Licensed Product, DiaMedica shall source such reference drugs for Ahon, with the cost of such reference drugs to be paid by Ahon.

Article 7
COMMERCIALIZATION

7.1     Commercialization Diligence. Ahon shall be responsible for, and shall use Commercially Reasonable Efforts to Commercialize the Licensed Products in the Field in the Territory in accordance with the Commercialization Plan, at its sole cost and expense. Without limiting the foregoing, Ahon shall achieve First Commercial Sale of the Licensed Products within six (6) months after obtaining Regulatory Approval for the Licensed Product in each of the Regions, unless in the events of (i) DiaMedica’s failure to timely provide samples of Licensed Product from three (3) commercial batches, or (ii) such samples’ failure to comply with NIFDC’s inspection, or (iii) further packaging required when the Licensed Product is in bulk form, or (iv) or some unexpected time costed by then effective governmental regulations, such timeline shall be extended by the period of DiaMedica’s delay or period required for NIFDC’s inspection. “NIFDC” means the National Institutes for Food and Drug Control of the People's Republic of China and all port IFDCs under its direction and supervision.

20.

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7.2        Commercialization Plan. The Commercialization Plan shall contain in reasonable detail the major Commercialization activities planned for the Licensed Products in the Field in each of the Regions in the Territory and the timelines for achieving such activities. Ahon shall deliver an initial Commercialization Plan to DiaMedica for review and discussion no later than twelve (12) months prior to the anticipated date of the first filing of the first Regulatory Approval for the Licensed Product in the Territory. After the first Regulatory Approval is received, Ahon shall provide updated Commercialization Plans to DiaMedica on a quarterly basis with such updates to reflect changes in such plans, including those in response to changes in the marketplace, relative success of the Licensed Products, and other relevant factors influencing such plan and activities.

7.3        Commercialization Reports. For each Calendar Year following the first Regulatory Approval for any Licensed Product in the Territory, Ahon shall provide to DiaMedica annually within thirty (30) days after the end of such Calendar Year a written report that summarizes the Commercialization activities on a Licensed Product-by-Licensed Product and Region-by-Region basis performed by or on behalf of Ahon, its Affiliates and sublicensees in the Territory since the prior report by Ahon. Such report shall contain sufficient detail to enable DiaMedica to assess Ahon’s compliance with its Commercialization obligations in this Agreement. Such reports shall be Confidential Information of Ahon pursuant to Article 9.

7.4        Global Brand; Product Labeling. Ahon acknowledges that DiaMedica may decide to develop and adopt certain distinctive colors, logos, images, symbols, and trademarks to be used in connection with the Commercialization of the Licensed Products on a global basis (such branding elements, collectively, the “Global Brand Elements”). DiaMedica shall own all rights in such Global Brand Elements, and shall grant Ahon the exclusive right, free of charge, to use such Global Brand Elements in connection with the Commercialization of the Licensed Products in the Field in the Territory. Ahon shall Commercialize the Licensed Products in the Field in the Territory in a manner consistent with the Global Brand Elements. Ahon shall provide samples of all products labeling and packaging to be used for each Licensed Product, in each Region in the Territory if different, to DiaMedica for its review and approval prior to using such labeling. DiaMedica will not unreasonably delay or withhold its approval.

7.5         Diversion.

(a)     Ahon hereby covenants and agrees that it shall not, and shall ensure that its Affiliates, contract manufacturers and sublicensees shall not, either directly or indirectly, promote, market, distribute, import, export, sell or have sold any Licensed Products, including via the Internet or mail order, (i) to any Third Party outside the Territory for any use, or (ii) to any Third Party anywhere in the world for any use outside the Field (whether commercial, Development or otherwise). Ahon shall not engage, or permit its Affiliates, contract manufacturers and sublicensees to engage, in any advertising or promotional activities relating to any Licensed Products directed primarily to customers or other buyers or users outside the Territory or for any use outside the Field, or solicit or accept orders from any prospective purchaser outside the Territory or for any use outside the Field. If Ahon or its Affiliates, contract manufacturers or sublicensees receive any order for the Licensed Products from a prospective purchaser outside the Territory or for any use outside the Field, Ahon shall immediately refer that order to DiaMedica and shall not accept any such orders. Ahon shall not, and shall not permit its Affiliates, contract manufacturers and sublicensees to, deliver or tender (or cause to be delivered or tendered) any Licensed Products outside the Territory or for any use outside the Field.

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(b)     DiaMedica hereby covenants and agrees that it shall not, and shall ensure that its Affiliates, contract manufacturers and sublicensees shall not, either directly or indirectly, promote, market, distribute, import, export, sell or have sold any Licensed Products, including via the Internet or mail order, for use in the Field in the Territory. DiaMedica shall not engage, or permit its Affiliates, contract manufacturers and sublicensees to engage, in any advertising or promotional activities relating to any Licensed Products directed primarily to customers or other buyers or users in the Field in the Territory, or solicit orders from any prospective purchaser in the Field in the Territory. If DiaMedica or its Affiliates or contract manufacturers or sublicensees receive any order for the Licensed Products from a prospective purchaser in the Field the Territory, DiaMedica shall immediately refer that order to Ahon and shall not accept any such orders. DiaMedica shall not, and shall not permit its Affiliates, contract manufacturers and sublicensees to, deliver or tender (or cause to be delivered or tendered) any Licensed Products for use in the Field in the Territory.

Article 8
PAYMENTS

8.1         Upfront Payment. Ahon shall pay to DiaMedica a one-time, non-refundable, non-creditable upfront payment of five hundred thousand Dollars ($500,000). Ahon shall use commercially reasonable effort to make this payment as soon as practicable after the Effective Date of this Agreement, however, in no event will the payment occur more than thirty (30) days after the Effective Date of this Agreement,

8.2         Development Milestones Payments.

(a)     Events. Subject to the remainder of this Section 8.2, Ahon shall notify DiaMedica in writing within ten (10) Business Days after the achievement by Ahon, its Affiliates or sublicensees, of any milestone event set forth in this Section 8.2, and Ahon shall pay DiaMedica the non-refundable, non-creditable milestone payments set forth in the tables below within thirty (30) days of the achievement of such milestone event in the Territory.

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Milestone Event	Milestone Payment
1. Approval of CTA by the NMPA	$4,500,000
2. Successful Completion of Phase 2 Clinical Trial or Initiation of the first Phase 3 Clinical Trial or registration study, whichever is earlier	$[***]
3. Successful Completion of Phase 3 Clinical Trial or registration study or filing of the first MAA with NMPA, whichever is earlier	$[***]
4. First Commercial Sale in mainland China	$[***]

(b)         Milestone Conditions.

(i)     Preparation for “Approval of CTA by the NMPA” - DiaMedica shall be responsible for identifying the translation company in China, negotiating the terms and timeline for the translation and the translation quality of the IND filing documents. Ahon will review and enter into the contract with the translation company within three weeks of being presented with the contract. Ahon is responsible for the IND submission with the translated documentation and other necessary certificates in the Territory. Ahon shall submit the completed IND to the NMPA within 20 business days of completion by the translation company to allow Ahon’s completion of proofreading and stamping with corporate seal for release of such translated IND filing documents. The contract with the translation company and the cost of the translation pursuant to this Section 8.2(b)(i) shall be subject to Ahon’s consent prior to execution, and such consent shall not be unreasonable withheld or delayed.

(ii)     “Successful Completion” of a Clinical Trial means that the data from such Clinical Trial meet the primary end point(s) as set forth in the protocol of such Clinical Trial.

(iii)    “Initiation” of a Clinical Trial means the first dosing of the first human subject enrolled in such Clinical Trial.

(iv)     Each milestone payment set forth above shall be payable only once, regardless of the number of times any milestone event is achieved or the number of Licensed Products that achieve such milestone event.

(v)      If any milestone event occurs without one of the prior milestone events occurring, then the milestone payment to be made with respect to the prior milestone event shall be paid at the same time as the payment for the subsequent milestone event.

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8.3        Sales Milestones Payments. Ahon shall pay to DiaMedica the one-time, non-refundable, non-creditable sales milestone payments set forth below during the Term of this Agreement, in each case within twenty (20) days after the end of the first Calendar Quarter during which the aggregated Net Sales of all Licensed Products in the Territory first reach the values indicated below. For clarity, the milestone payments in this Section 8.3 shall be additive such that if multiple milestone events specified below are achieved in the same Calendar Quarter, then the milestone payments for all such milestone events shall be payable.

Aggregated Net Sale of all Licensed Products in the Territory	Milestone Payment
1. Equal or exceed $[***]	$[***]
2. Equal or exceed $[***]	$[***]
3. Equal or exceed $[***]	$[***]
4. Equal or exceed $[***]	$[***]

8.4         Royalty Payments.

(a)     Royalty Rates. Subject to the reminder of this Section 8.4, Ahon shall make quarterly non-refundable, non-creditable royalty payments to DiaMedica on the Net Sales of all Licensed Products sold in the Territory, as calculated by multiplying the applicable royalty rate set forth below by the corresponding amount of incremental, aggregated annual Net Sales of all Licensed Products sold in the Territory in the applicable Calendar Year.

For that portion of annual Net Sale of all Licensed Products in the Territory		Royalty Rate
1.Less than or equal to	$[***]	[***]%
2.Greater than but less than or equal to	$[***] $[***]	[***]%
3.Greater than but less than or equal to	$[***] $[***]	[***]%
4.Greater than But less than or equal to	$[***] $[***]	[***]%
5.Greater than	$[***]	[***]%

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(b)         Royalty Term and Reduction.

(i)     The royalty payments payable under this Section 8.4 shall be payable for all Licensed Products sold during the Term of this Agreement; provided however that, on a Licensed Product-by-Licensed Product and Region-by-Region basis, the royalty rate set forth in Section 8.4(a) above shall be reduced by [***] for Net Sale of the Licensed Products sold in a Region in the Territory after the later of: (A) fifteenth (15th) anniversary of the date of the First Commercial Sale of such Licensed Product in such Region; or (B) the expiration of the last Valid Claim within the DiaMedica Patents that covers such Licensed Product (including composition of matter, method of use or make) in such Region.

(ii)    During the Term of this Agreement when the royalty reduction set forth above applies, the Parties shall negotiate and agree a reasonable minimum Net Sales level. If the Parties are unable to agree on such minimum Net Sales level or if Ahon fails to achieve such agreed minimum Net Sales level, DiaMedica shall have the right to terminate this Agreement immediately upon written notice to Ahon.

(c)        Royalty Reports and Payments. Within twenty (20) days after each Calendar Quarter, commencing with the Calendar Quarter during which any Licensed Product is sold anywhere in the Territory, Ahon shall provide DiaMedica with a report that contains the following information for the applicable Calendar Quarter, on a Licensed Product-by-Licensed Product and Region-by-Region basis: (i) the number of units and amount of Net Sales of the Licensed Products in the transaction currency, (ii) a calculation of the royalty payment due on such sales, including any royalty reduction made in accordance with Section 8.4(b), (iii) the exchange rate for such Region as determined in accordance with Section 8.5; and (iv) whether any sales milestone in Section 8.3 is achieved. Within twenty (20) Business Days after the delivery of the applicable quarterly report, Ahon shall pay in Dollars all royalties due to DiaMedica with respect to Net Sales by Ahon, its Affiliates and their respective sublicensees for such Calendar Quarter and, if any sales milestone event is achieved, the corresponding sales milestone payment.

8.5       Currency; Exchange Rate. All payments to be made by Ahon to DiaMedica under this Agreement shall be made in Dollars by bank wire transfer in immediately available funds to a bank account designated in writing by DiaMedica. The rate of exchange to be used in computing the amount of currency equivalent in Dollars shall be made at the average of the closing exchange rates reported in The Wall Street Journal (U.S., Eastern Edition) for the first, middle and last business days of the applicable Calendar Quarter for the payment due.

8.6       Late Payments. Any payments or portions thereof due hereunder that are not paid on the date such payments are due under this Agreement shall bear interest at a rate equal to the lesser of: (a) rate of [***] per month or (b) the maximum rate permitted by Applicable Laws; in each case calculated on the number of days such payment is delinquent, compounded monthly.

25.

 [***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

8.7        Financial Records and Audits. Ahon shall maintain complete and accurate records in sufficient detail to permit DiaMedica to confirm the accuracy of the amount of royalty payments and other amounts payable under this Agreement (including the achievement of sales milestone events). Upon reasonable prior notice in writing, such records shall be open during regular business hours for a period of three (3) years from the creation of individual records for examination by an independent certified public accountant selected by DiaMedica and reasonably acceptable to Ahon for the sole purpose of verifying for DiaMedica the accuracy of the financial reports furnished by Ahon pursuant to this Agreement or of any payments made, or required to be made by Ahon pursuant to this Agreement. Such audits will not occur more often than once each Calendar Year. Such auditor shall not disclose Ahon’s Confidential Information to DiaMedica or to any Third Party, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by Ahon or the amount of payments by Ahon under this Agreement. Any amounts shown to be owed but unpaid shall be paid within thirty (30) days after the accountant’s report, plus interest (as set forth in Section 8.6) from the original due date. DiaMedica shall bear the full cost of such audit unless such audit reveals an underpayment by Ahon of more than [***] of the amount actually due for the time period being audited, in which case Ahon shall reimburse DiaMedica for the costs for such audit.

8.8        Receipt. Upon receiving each payment by Ahon, DiaMedica shall send a receipt to Ahon within five (5) Business Day via reasonable means as a confirmation of Ahon’s payment.

8.9         Taxes.

(a)     Taxes on Income. Except as set forth in this Section 8.9, each Party shall be solely responsible for the payment of any and all Taxes levied on account of all payments it receives under this Agreement.

(b)     Tax Cooperation. The Parties agree to cooperate with one another in accordance with Applicable Laws and use reasonable efforts to minimize Tax withholding or similar obligations in respect of royalties, milestone payments, and other payments made by Ahon to DiaMedica under this Agreement. Each Party shall be responsible for all its own taxes and fees, including without limitation business tax, income tax, VAT, customs duties, sales tax and any other taxes payable under any applicable laws and regulations. For clarity, To the extent any payments made by Ahon pursuant to this Agreement become subject to income withholding taxes under the applicable laws of any jurisdiction or governmental authority, (i) Ahon shall deduct and withhold the amount of such taxes for the account of DiaMedica to the extent required by such applicable laws and the amounts payable to DiaMedica shall be reduced by the amount actually deducted and withheld; and (ii) Ahon shall pay the full amounts of the taxes required to be deducted and to the proper governmental authority in full and in a timely manner and transmit to DiaMedica an official tax certificate or other legally required evidence of such tax obligations together with proof of payment from the relevant governmental authority of all amounts deducted and withheld sufficient to enable DiaMedica to claim such payment of taxes. Ahon shall bear the VAT and its surplus taxes.

26.

 [***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

(c)     For clarity and without limiting Section 8.9(b) above, if Ahon assigns, transfers or otherwise disposes of some or all of its rights and obligations to any Person and if, as a result of such action, the withholding or deduction of Tax required by Applicable Laws with respect to payments under this Agreement is increased, then the increased part shall be borne and paid by Ahon.

(d)     For the avoidance of doubt, Ahon shall assume all the expenses and taxes, transportation fees (FCA, Incoterms 2010) and other fees relating to or arising from importing the Licensed Product or the Licensed Protein into the Territory and promoting and selling such products in the Territory.

Article 9
CONFIDENTIALITY; PUBLICATION

9.1         Duty of Confidence. Subject to the other provisions of this Article 9:

(a)     Except to the extent expressly authorized by this Agreement, all Confidential Information of a Party (the “Disclosing Party”) shall be maintained in confidence and otherwise safeguarded, and not published or otherwise disclosed, by the other Party (the “Receiving Party”) and its Affiliates for the Term and seven (7) years thereafter except for Confidential Information related to trade secrets and know-how related to the Licensed Products and the Licensed Protein which shall be maintained in confidence and otherwise safeguarded in perpetuity in accordance with Applicable Laws;

(b)     the Receiving Party may only use any Confidential Information of the Disclosing Party for the purposes of performing its obligations or exercising its rights under this Agreement; and

(c)     the Receiving Party may disclose Confidential Information of the Disclosing Party to: (i) such Receiving Party’s Affiliates, licensees and sublicensees; and (ii) employees, directors, agents, contractors, consultants and advisers of the Receiving Party and its Affiliates and sublicensees, in each case only to the extent reasonably necessary for the purposes of, and for those matters undertaken pursuant to, this Agreement; provided that such Persons are bound by legally enforceable obligations to maintain the confidentiality of the Disclosing Party’s Confidential Information in a manner consistent with the confidentiality provisions of this Agreement; provided that each Party shall remain responsible for any failure by its Affiliates, licensees and sublicensees, and its and its Affiliates’ and licensees’ and sublicensees’ respective employees, directors, agents, consultants, advisors, and contractors, to treat such Confidential Information as required under this Section 9.1 (as if such Affiliates, licensees, sublicensees employees, directors, agents, consultants, advisors and contractors were Parties directly bound to the requirements of this Section 9.1).

27.

 [***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

9.2         Exceptions. The foregoing obligations as to particular Confidential Information of a Disclosing Party shall not apply to the extent that the Receiving Party can demonstrate through competent evidence that such Confidential Information:

(a)     is known by the Receiving Party or any of its Affiliates at the time of its receipt without an obligation of confidentiality, and not through a prior disclosure by or on behalf of the Disclosing Party, as documented by the Receiving Party’s business records;

(b)     is in the public domain before its receipt from the Disclosing Party;

(c)     became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party or any of its Affiliates or disclosees in breach of this Agreement;

(d)     is subsequently disclosed to the Receiving Party or any of its Affiliates without obligation of confidentiality by a Third Party who may rightfully do so and is not under an obligation of confidentiality to the Disclosing Party; or

(e)     is developed by the Receiving Party or any of its Affiliates independently and without use of or reference to any Confidential Information received from the Disclosing Party, as documented by the Receiving Party’s business records.

No combination of features or disclosures shall be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party, unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.

9.3         Authorized Disclosures. Notwithstanding the obligations set forth in Sections 9.1 and 9.5, a Party may disclose the other Party’s Confidential Information (including this Agreement and the terms herein) to the extent such disclosure is reasonably necessary in the following situations:

(a)     (i) filing or prosecuting DiaMedica Patents as contemplated by this Agreement; (ii) regulatory filings and other filings with Governmental Authorities (including Regulatory Authorities), as necessary for the Development or Commercialization of a Licensed Product; (iii) prosecuting or defending litigation as contemplated by Sections 11.1-11.5 (Indemnification) or Section 15.5 (Governing Law); or (iv) subject to Section 9.6, complying with Applicable Laws, including regulations promulgated by securities exchanges;

(b)     disclosure to a Party’s Affiliates, directors, employees, agents, independent contractors, licensors, attorneys, independent accountants or financial advisors on a need-to-know basis for the sole purpose of performance of this Agreement or providing advice with respect to this Agreement; provided, that in each such case on the condition that such disclosee is bound by confidentiality and non-use obligations no less restrictive than those contained in this agreement;

28.

 [***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

(c)     disclosure of this Agreement, its terms and the status and results of Development or Commercialization activities to actual or bona fide potential investors, acquirors, (sub)licensees and other financial or commercial partners solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition or collaboration; provided, that in each such case on the condition that such Persons are bound by confidentiality and non-use obligations no less restrictive than those contained in this agreement;

(d)     such disclosure is required by judicial or administrative process or stock exchange, provided that in such event such Party shall promptly notify the other Party in writing of such required disclosure and provide the other Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Article 9, and the Party disclosing Confidential Information pursuant to Applicable Laws or court order shall take all steps reasonably necessary, including seeking of confidential treatment or a protective order, to ensure the continued confidential treatment of such Confidential Information; and

(e)     disclosure pursuant to Section 9.5 and 9.6.

Notwithstanding the foregoing, in the event a Party is required or permitted to make a disclosure of the other Party’s Confidential Information pursuant to Sections 9.3(a)(i), 9.3(a)(iii) or 9.3(a)(iv), it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use reasonable efforts to secure confidential treatment of such information. In any event, each Party agrees to take all reasonable action to avoid disclosure of Confidential Information of the other Party hereunder.

Nothing in Sections 9.1 or 9.3 shall limit either Party in any way from disclosing to any governmental Third Party such Party’s U.S. or foreign income tax treatment and the U.S. or foreign income tax structure of the transactions relating to such Party that are based on or derived from this Agreement, as well as all materials of any kind (including opinions or other tax analyses) relating to such tax treatment or tax structure, except to the extent that nondisclosure of such matters is reasonably necessary in order to comply with applicable securities laws.

29.

 [***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

9.4        Publications. Ahon shall not publicly present or publish results of studies carried out under this Agreement (each such presentation or publication, a “Publication”) without providing written notice of, a copy of such proposed Publication, and the opportunity for prior review to DiaMedica as set forth in this Section 9.4, except to the extent otherwise required by Applicable Laws, in which case Section 9.6 shall apply with respect to disclosures required by the SEC or other Governmental Authorities or stock exchanges and/or for regulatory filings. Ahon shall provide DiaMedica the opportunity to review any proposed Publication at least thirty (30) days prior to the earlier of its presentation or intended submission for publication; provided, that in the case of abstracts, this period shall be ten (10) days and in the case of posters and oral presentations, fifteen (15) days (such applicable period, the “Review Period”). Ahon agrees that it will not submit or present any Publication until (i) DiaMedica has provided written comments, during such Review Period, on the material in such Publication or (ii) until the applicable Review Period has elapsed without written comments from DiaMedica, in which case Ahon may proceed and the Publication will be considered approved in its entirety. If Ahon receives written comments from DiaMedica during the applicable Review Period, it shall consider the comments of DiaMedica in good faith, but will retain the sole authority to submit the manuscript for Publication; provided that Ahon agrees to (i) delete any Confidential Information of DiaMedica that is specifically identified for deletion in DiaMedica’s written comments during the Review Period, and (ii) to delay such Publication for a period of up to an additional thirty (30) days after the end of the applicable Review Period to enable DiaMedica to draft and file a Patent with respect to any subject matter to be made public in such Publication and to which DiaMedica has the applicable intellectual property rights to file such Patent. Ahon shall provide DiaMedica a copy of the Publication at the time of the submission or presentation. Ahon agrees to acknowledge the contributions of DiaMedica, and the employees of DiaMedica, in all Publications as scientifically appropriate. This Section 9.4 shall not limit, and shall be subject to, Section 9.5.

9.5        Publication and Listing of Clinical Trials. Each Party agrees to comply, with respect to the Licensed Protein and Licensed Products and to the extent applicable to its activities conducted under this Agreement, with (a) the Pharmaceutical Research and Manufacturers of America (PhRMA) Guidelines on the listing of Clinical Trials and the Publication of Clinical Trial results or the equivalent guidelines in the Territory, and (b) any applicable court order, stipulations, consent agreements and settlements entered into by such Party.

9.6         Publicity; Use of Names.

(a)     The Parties agree that the material terms of this Agreement are the Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth in Section 9.3 and this Section 9.6. The Parties have agreed on language of a unilateral or joint press release announcing this Agreement, which is attached hereto as Exhibit D, to be issued by the Parties on such date and time as may be agreed by the Parties. No other disclosure of the existence or the terms of this Agreement may be made by either Party or its Affiliates except as provided in Section 9.3 and this Section 9.6. Each Party shall not use the name, trademark, trade name or logo of the other Party, its Affiliates or their respective employees in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, except as provided in this Section 9.6 or with the prior express written permission of DiaMedica, except as may be required by Applicable Laws. Ahon will use DiaMedica’s corporate name in all publicity relating to this Agreement, including the initial press release and all subsequent press releases, and disclosures of key results and clinical data from each Clinical Trial conducted under the this Agreement as set forth in Section 9.6(b), and accompanied explanatory text such as “Licensed from DiaMedica Therapeutics, Inc.”; provided, that Ahon will use DiaMedica’s corporate name only in such manner that the distinctiveness, reputation, and validity of any trademarks and corporate/trade names of DiaMedica shall not be impaired.

30.

 [***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

(b)     Notwithstanding Section 9.6(a), the Parties have the following express rights to make public disclosures regarding the existence and term of this Agreement: (i) DiaMedica has the right to publicly disclose (A) the achievement of milestones under this Agreement; (B) the amount of related milestone payments; and (C) the commencement, completion, material data and key results of Clinical Trials conducted under this Agreement; and (ii) Ahon has the right to publicly present and disclose, and will use Commercially Reasonable Efforts to present and disclose, the achievement of milestones under this Agreement or key results and clinical data from each Clinical Trial conducted under this Agreement. After a Publication has been made available to the public, each Party may post such Publication or a link to it on its corporate web site without the prior written consent of the other Party.

(c)     A Party may disclose this Agreement in securities filings with the Securities and Exchange Commission (the “SEC”) or equivalent foreign agency to the extent required by Applicable Laws. In such event, the Party seeking such disclosure shall prepare a draft confidential treatment request and proposed redacted version of this Agreement to request confidential treatment for this Agreement, and the other Party agrees to promptly (and in any event, no more than three (3) Business Days after receipt of such confidential treatment request and proposed redactions) give its input in a reasonable manner in order to allow the Party seeking disclosure to file its request within the time lines prescribed by Applicable Laws. The Party seeking such disclosure shall reasonably consider any comments thereto provided by the other Party within such three (3) Business Day period.

(d)     Each Party acknowledges that the other Party may be legally required to make public disclosures (including in filings with Governmental Authorities) of certain terms of or material developments or material information generated under this Agreement (including the Supply Agreement) and agrees that each Party may make such disclosures as required by Applicable Laws, provided that the Party seeking such disclosure (i) receives advice from counsel that it is legally required to make such public disclosure and (ii) if practicable and permitted by Applicable Laws, first provides the other Party a copy of the proposed disclosure, and reasonably considers any comments thereto provided by the other Party within three (3) Business Days after the receipt of such proposed disclosure.

(e)     Other than the press release set forth in Exhibit D, and the public disclosures permitted by Section 9.6(b), the Parties agree that the portions of any other news release or other public announcement relating to this Agreement or the performance hereunder that would disclose information other than that already in the public domain, shall first be reviewed and approved by both Parties (with such approval not to be unreasonably withheld or delayed), except as required by Applicable Laws.

31.

 [***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

(f)     The Parties agree that after a disclosure pursuant to Section 9.6(d) or issuance of a press release (including the initial press release) or other public announcement pursuant to Section 9.6(a) that has been reviewed and approved by the other Party, the disclosing Party may make subsequent public disclosures reiterating such information without having to obtain the other Party’s prior consent and approval.

(g)     DiaMedica shall have the right to use Ahon’s name and logo in presentations, its website, and corporate overviews to describe the collaboration relationship, as well as in taglines of press releases issued pursuant to this Section 9.6; provided, that DiaMedica will use Ahon’s corporate name only in a manner that the distinctiveness and reputation of Ahon shall not be impaired. Ahon shall have the right to, and shall use DiaMedica’s name, in such manner; provided, that Ahon will use DiaMedica’s corporate name only in such manner that the distinctiveness, reputation, and validity of any trademarks and corporate/trade names of DiaMedica shall not be impaired.

9.7       Attorney-Client Privilege. Neither Party is waiving, nor shall be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges or the like as a result of disclosing information pursuant to this Agreement, or any of its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party, regardless of whether the Disclosing Party has asserted, such privileges and protections. The Parties: (a) share a common legal and commercial interest in such disclosure that is subject to such privileges and protections; (b) are or may become joint defendants in proceedings to which the information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should either Party become subject to any actual or threatened proceeding to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; and (d) intend that after the Execution Date both the Receiving Party and the Disclosing Party shall have the right to assert such protections and privileges. Notwithstanding the foregoing, nothing in this Section 9.7 shall apply with respect to a dispute between the Parties (including their respective Affiliates).

Article 10
REPRESENTATIONS, WARRANTIES, AND COVENANTS

10.1        Representations, Warranties of Each Party. Each Party represents and warrants to the other Party as of the Effective Date that:

(a)     it has the full right, power and authority to enter into this Agreement, to perform its obligations hereunder; and

(b)     this Agreement has been duly executed by it and is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material Applicable Laws or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

32.

 [***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

10.2        Representations, Warranties, and Covenants of DiaMedica. DiaMedica represents, warrants and covenants to Ahon that as of the Effective Date:

(a)     it has the right under the DiaMedica IP to grant the licenses to Ahon as purported to be granted under Section 2.1 of this Agreement, and it has not granted any license or other right or interest under the DiaMedica IP that is inconsistent with the license granted to Ahon under Section 2.1.

(b)     it has not received any written notice from any Third Party asserting or alleging that the Development of the Licensed Protein or Licensed Product prior to the Effective Date infringed or misappropriated the intellectual property rights of such Third Party;

(c)     to DiaMedica’ knowledge, the Development, manufacture and Commercialization of the Licensed Product can be carried out in the manner reasonably contemplated as of the Effective Date without infringing or misappropriating the intellectual property rights of any Third Party; and

(d)     there is no pending or, to DiaMedica’ knowledge, no threatened (in writing), adverse actions, suits or proceedings against DiaMedica involving the DiaMedica IP or Licensed Product.

10.3        Representations, Warranties, and Covenants of Ahon. Ahon represents, warrants, and covenants to DiaMedica that as of the Effective Date:

(a)     there are no legal claims, judgments or settlements against or owed by Ahon or any of its Affiliates, or pending or, to Ahon’s actual knowledge, threatened legal claims or litigation, in each case, relating to antitrust, anti-competition, anti-bribery, intellectual property infringement or corruption violations;

(b)     Ahon and its Affiliates are not, to Ahon’s actual knowledge, and have not been, debarred or disqualified by any Regulatory Authority;

(c)     Ahon has sufficient financial wherewithal to (i) perform all of its obligations pursuant to this Agreement, and (ii) meet all of its obligations that come due in the ordinary course of business; Ahon has, or shall obtain, all necessary registrations, licenses and permits to allow it to convert sufficient fund into Dollars for payments to DiaMedica under this Agreement in a timely manner to meet payment deadlines set forth herein.

(d)     Ahon has, or shall obtain, sufficient technical, clinical, and regulatory expertise to reasonably perform all of its obligations pursuant to this Agreement, including its obligations relating to Development Commercialization and obtaining Regulatory Approvals in the Territory; and

33.

 [***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

(e)     in the course of performing its obligations or exercising its rights under this Agreement, Ahon shall comply with all Applicable Laws, in including as applicable, GCP and GLP standards, and shall not employ or engage any party who has been debarred by any Regulatory Authority, or is the subject of debarment proceedings by a Regulatory Authority.

10.4        NO OTHER WARRANTIES. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, (A) NO OTHER REPRESENTATION, CONDITION OR WARRANTY WHATSOEVER IS MADE OR GIVEN BY OR ON BEHALF OF DIAMEDICA OR AHON; AND (B) ALL OTHER CONDITIONS AND WARRANTIES WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE ARE HEREBY EXPRESSLY EXCLUDED, INCLUDING ANY CONDITIONS AND WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

10.5        Compliance with Anti-Corruption Laws.

(a)     Notwithstanding anything to the contrary in the Agreement, each party hereby agrees that it shall not, in the performance of this Agreement, perform any actions that are prohibited by local and other anti-corruption laws (“Anti-Corruption Laws”) that may be applicable to one or both Parties to this Agreement.

Article 11
INDEMNIFICATION

11.1     By Ahon. Ahon shall indemnify and hold harmless DiaMedica, its Affiliates, and their directors, officers, employees and agents (individually and collectively, the “DiaMedica Indemnitee(s)”) from and against all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) incurred in connection with any claims, demands, actions or other proceedings by any Third Party (individually and collectively, “Losses”) in the Territory to the extent arising from (a) the Development and Commercialization of the Licensed Protein and Licensed Products by Ahon or any of its Affiliates, sublicensees or subcontractors, including product liability claims, (b) the negligence, illegal conduct or willful misconduct, or (c) Ahon’s breach of any of its representations or warranties and covenants made in or pursuant to this Agreement or any covenants or obligations set forth in or entered into pursuant to this Agreement, in each case of clauses (a) through (c) above except to the extent such Losses arise out of an DiaMedica Indemnitee’s negligence, illegal conduct or willful misconduct, or breach of this Agreement.

34.

 [***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

11.2     By DiaMedica. DiaMedica shall indemnify and hold harmless Ahon, its Affiliates, and their directors, officers, employees and agents (individually and collectively, the “Ahon Indemnitee(s)”) from and against all Losses to the extent arising from (a) the negligence, illegal conduct or willful misconduct of, or (b) DiaMedica’s breach of any of its representations or warranties and covenants made in or pursuant to this Agreement or any covenants or obligations set forth in or entered into pursuant to this Agreement, in each case of clauses (a) through (b) above, except to the extent such Losses arise out of any of a Ahon Indemnitee’s negligence, illegal conduct or willful misconduct, or breach of this Agreement.

11.3     Indemnification Procedure. If either Party is seeking indemnification under Sections 11.1 or 11.2 (the “Indemnified Party”), it shall inform the other Party (the “Indemnifying Party”) of the claim giving rise to the obligation to indemnify pursuant to such Section within ten (10) Business Days after receiving notice of the claim (it being understood and agreed, however, that the failure or delay by an Indemnified Party to give such notice of a claim shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been prejudiced as a result of such failure or delay to give notice). The Indemnifying Party shall have the right to assume the defense of any such claim for which it is obligated to indemnify the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party and the Indemnifying Party’s insurer as the Indemnifying Party may reasonably request, and at the Indemnifying Party’s cost and expense. The Indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim that has been assumed by the Indemnifying Party. Neither Party shall have the obligation to indemnify the other Party in connection with any settlement made without the Indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld or delayed. If the Parties cannot agree as to the application of Section 11.1 or 11.2 as to any claim, pending resolution of the dispute pursuant to Article 14, the Parties may conduct separate defenses of such claims, with each Party retaining the right to claim indemnification from the other Party in accordance with Section 11.1 or 11.2 upon resolution of the underlying claim.

11.4     Mitigation of Loss. Each Indemnified Party shall take and shall procure that itself and its Affiliates and subcontractors take all such reasonable steps and action as are reasonably necessary or as the Indemnifying Party may reasonably require in order to mitigate any claims (or potential losses or damages) under this Article 11. Nothing in this Agreement shall or shall be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.

11.5     Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES (INCLUDING LOST ROYALTIES) ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 11.5 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 11.1 OR 11.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF ITS OBLIGATIONS HEREUNDER RELATING TO CONFIDENTIALITY OR A PARTY’S BREACH OF ITS OBLIGATIONS UNDER SECTION 2.8.

35.

 [***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

11.6       Insurance. During the Term of this Agreement and for a period of five (5) years after the expiration or early termination of this Agreement, each party shall purchase and maintain insurance at its own expense with respect to its potential liability under this Agreement. Such insurance shall be in reasonable amounts to meet its indemnity obligations under this Agreement and on reasonable terms in the circumstances in accordance with common practice and applicable Laws regarding the development and sales of the Licensed Product or Licensed Protein in the Territory. If either party assigns any of its rights or subcontracts any of its obligations hereunder, the assigning or subcontracting party shall ensure that such assignee or subcontractor is covered under the insurance policies required under this Section 11.6.

Article 12
INTELLECTUAL PROPERTY

12.1        Inventions.

(a)     Ownership. As between the Parties, (a) DiaMedica shall solely own all DiaMedica IP; (b) the Parties shall jointly own all Collaboration IP and Other Joint IP; and (c) Ahon shall retain ownership of all Ahon IP. Except to the extent either Party is restricted by the licenses granted to the other Party under this Agreement, each Party shall be entitled to practice, license, assign and otherwise exploit the Collaboration IP and Other Joint IP without the duty of accounting or seeking consent from the other Party. For clarity, each Party’s interest in Collaboration IP is subject to the licenses granted by such Party to the other Party under this Agreement.

(b)     Disclosure. Each Party shall promptly disclose to the other Party all Inventions, including all invention disclosure or other similar documents submitted to such party by its or its Affiliates’ employees, agents, or independent contractors relating to such Inventions, and shall also promptly respond to reasonable requests from the other Party for additional information relating to such Inventions.

(c)     Assignment. To the extent any Collaboration IP is made solely by Ahon, Ahon shall and hereby does assign to DiaMedica one-half undivided right, title and interest in and to all such Collaboration IP. Ahon shall take (and cause its Affiliates, sublicensees and their employees, agents, and contractors to take) such further actions reasonably requested by DiaMedica to evidence such assignment and to obtain patent and other intellectual property rights protection for the Collaboration IP. Ahon shall obligate its Affiliates, sublicensees and contractors to assign all Collaboration IP to Ahon so that Ahon can comply with its obligations under this Section 12.1, and Ahon shall promptly obtain such assignment. For the sake of clarity, Ahon shall be entitled to use such Collaboration IP in the Territory at no more costs required by DiaMedica. Ahon shall be responsible for any cost or expense arising from or in connection with the regulatory application for (holding) such Collaboration IP in the Territory; while DiaMedica shall be responsible for any cost or expense arising from or in connection with the regulatory application for (holding) such Collaboration IP out of the Territory.

36.

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12.2        Patent Prosecution.

(a)         DiaMedica Patents.

(i)      As between the Parties, DiaMedica shall have the first right to control the Patent Prosecution of all DiaMedica Patents throughout the world, at DiaMedica’s own cost and expense.

(ii)     DiaMedica shall consult with Ahon and keep Ahon reasonably informed of the Patent Prosecution of the DiaMedica Patents in the Territory and shall provide Ahon with all material correspondence received from any patent authority in the Territory in connection therewith. In addition, DiaMedica shall provide Ahon with drafts of all proposed material filings and correspondence to any patent authority in the Territory in connection with the Patent Prosecution of the DiaMedica Patents for Ahon’s review and comment prior to the submission of such proposed filings and correspondences.

(iii)     DiaMedica shall give Ahon a prior notice of any decision to cease Patent Prosecution of any DiaMedica Patents in the Territory. DiaMedica shall provide such notice at least thirty (30) days prior to any filing or payment due date, or any other due date that requires action, in connection with such DiaMedica Patent in the Territory. In such event, DiaMedica shall permit Ahon, at its discretion and at its sole expense, to continue the Patent Prosecution of such DiaMedica Patent in the Territory. Ahon’s Patent Prosecution of such DiaMedica Patent shall not change the Parties’ respective rights and obligations under this Agreement with respect to such DiaMedica Patent other than those expressly set forth in this Section 12.2(a)(iii).

(b)         Ahon Patents. As between the Parties, Ahon shall have the sole right to control the Patent Prosecution of all Ahon Patents throughout the world, at Ahon’s own cost and expense.

(c)         Collaboration Patents and Other Joint Patents. The Parties shall discuss and agree on the Patent Prosecution of Patents in Collaboration IP (“Collaboration Patents”) and the Other Joint IP, based in part on the Parties’ relative contribution to the applicable Inventions.

(d)         Cooperation. Each Party shall provide the other Party all reasonable assistance and cooperation in the Patent Prosecution efforts under this Section 12.2, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.

12.3     Patent Enforcement.

(a)         Notice. Each Party shall notify the other within thirty (30) business days of becoming aware of any alleged or threatened infringement by a Third Party of any of the DiaMedica Patents, Ahon Patents or Collaboration Patents in the Field in the Territory, which infringement adversely affects or is expected to adversely affect any Licensed Product in the Field in the Territory, and any related declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability or non-infringement of any DiaMedica Patents, Ahon Patents or Collaboration Patents in the Field in the Territory (collectively “Product Infringement”).

37.

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(b)     Enforcement Right. Ahon shall have the first right to bring and control any legal action to enforce DiaMedica Patents, Ahon Patents or Collaboration Patents against any Product Infringement in the Field in the Territory at its own expense as it reasonably determines appropriate, and DiaMedica shall have the right to be represented in such action by counsel of its choice. If Ahon does not to bring such legal action within sixty (60) days after the notice provided pursuant to Section 12.3(a), DiaMedica shall have the right to bring and control any legal action in connection with such Product Infringement in the Territory at its own expense as it reasonably determines appropriate.

(c)     Cooperation. At the request of the Party bringing an action related to Product Infringement, the other Party shall provide reasonable assistance in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required by Applicable Law to pursue such action, at each such Party’s sole cost and expense.

(d)     Recoveries. Any recoveries resulting from enforcement action relating to a claim of Product Infringement in the Territory shall be first applied against payment of each Party’s costs and expenses in connection therewith. Any such recoveries in excess of such costs and expenses shall be retained by the enforcing Party, provided that if Ahon is the enforcing Party, then such excess recoveries shall be deemed Net Sales of the Licensed Product and subject to royalty payment under Section 8.4.

12.4        Infringement of Third Party Rights.

(a)     Notice. If any Licensed Product used or sold by Ahon, its Affiliates or sublicensees becomes the subject of a Third Party’s claim or assertion of infringement of a Patent or other rights in the Territory that is owned or controlled by such Third Party, Ahon shall promptly notify DiaMedica within ten (10) days after receipt of such claim or assertion and such notice shall include a copy of any summons or complaint (or the equivalent thereof) received regarding the foregoing. Thereafter, the Parties shall promptly meet to consider the claim or assertion and the appropriate course of action and may, if appropriate, agree on and enter into a “common interest agreement” wherein the Parties agree to their shared, mutual interest in the outcome of such potential dispute. The Parties shall assert and not waive the joint defense privilege with respect to all communications between the Parties in connection with the defense of such claim or assertion.

38.

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(b)     Defense. Ahon shall be solely responsible for the defense of any such infringement claims brought against Ahon, at Ahon’s cost and expense; provided, however, that the provisions of Section 12.3 shall govern the right of Ahon to assert a counterclaim of infringement of any DiaMedica Patents; and provided further that Ahon shall not agree to any settlement, consent to judgement or other voluntary final disposition in connection with such defense action without DiaMedica’s consent (not to be unreasonably withheld or delayed). Ahon shall keep DiaMedica informed on the status of such defense action, and DiaMedica shall have the right, but not the obligation, to participate and be separately represented in such defense action at its sole option and at its own expense.

12.5        Patents Licensed From Third Parties. Each Party’s rights under this Article 12 with respect to the prosecution and enforcement of any DiaMedica Patent that is licensed by DiaMedica from a Third Party shall be subject to the rights of such Third Party to prosecute and enforce such Patent.

12.6        Product Trademarks. Subject to Section 7.4, Ahon shall have the right to brand the Licensed Products in the Territory using trademarks, logos, and trade names it determines appropriate for the Licensed Products, which may vary by Region or within a Region (the “Product Marks”); provided however that Ahon shall provide DiaMedica with a reasonable opportunity to review and provide comments on each proposed Product Mark, shall give due consideration to DiaMedica’s comments before selecting any Product Mark, and shall not use any trademarks or house marks of DiaMedica (including DiaMedica’s corporate name) or any trademark confusingly similar thereto without DiaMedica’s prior written consent (not to be unreasonably withheld or delayed). Ahon shall own all rights in the Product Marks in the Territory and shall register and maintain the Product Marks in the Territory that it determines reasonably necessary, at Ahon’s cost and expense.

12.7        Patent Marking. Ahon shall mark all Licensed Product in accordance with the applicable patent marking laws, and shall require all of its Affiliates and sublicensees to do the same. To the extent permitted by Applicable Law, Ahon shall indicate on the product packaging, advertisement and promotional materials that the Licensed Product is in-licensed from DiaMedica Therapeutics, Inc.

Article 13
TERMS AND TERMINATION

13.1        Term. This Agreement shall be effective as of the Effective Date, and shall continue indefinitely until terminated pursuant to Section 13.2 (the “Term”).

13.2        Termination

(a)     Termination by Ahon for Convenience. At any time, Ahon may terminate this Agreement by providing written notice of termination to DiaMedica, which notice includes an effective date of termination at least one hundred twenty (120) days after the date of the notice.

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(b)     Termination for Material Breach. This Agreement may be terminated in its entirety at any time during the Term upon written notice by either Party if the other Party materially breaches this Agreement and, if such breach is curable, such breach has not been cured within ninety (90) days (or thirty (30) days for failure to make payment) after notice requesting cure of such breach.

(c)     Termination for Patent Challenge. Except to the extent the following is unenforceable under the laws of a particular jurisdiction, DiaMedica may terminate this Agreement in its entirety by a written termination notice to Ahon, if (i) Ahon or its Affiliates or sublicensees, individually or in association with any other Person or Entity, commences a legal action challenging the validity, enforceability or scope of any DiaMedica Patents anywhere in the world and (ii) such patent challenge has not been withdrawn within thirty (30) days after receipt of DiaMedica’s notice requesting withdrawal of such patent challenge.

(d)     Termination for Insolvency. Each Party shall have the right to terminate this Agreement upon delivery of written notice to the other Party in the event that (a) such other Party files in any court or agency pursuant to any statute or regulation of any jurisdiction a petition in bankruptcy or insolvency or for reorganization or similar arrangement for the benefit of creditors or for the appointment of a receiver or trustee of such other Party or its assets, (b) such other Party is served with an involuntary petition against it in any insolvency proceeding and such involuntary petition has not been stayed or dismissed within ninety (90) days of its filing, or (c) such other Party makes an assignment of substantially all of its assets for the benefit of its creditors.

(e)     Other Termination. In addition, the Parties shall have the right to terminate this Agreement pursuant to Sections 4.1(e) and 8.4(b)(ii).

(f)     Termination for Failure to Obtain CTA Approval by NMPA. If Ahon has not paid DiaMedica $4.5 million for CTA Approval by NMPA milestone, (Section 8.2(a) milestone #1) by July 1, 2019, DiaMedica shall have the right to terminate this Agreement immediately upon written notice to Ahon, a (30) days of period shall be set up for both parties to discuss the reason in good faith. Nevertheless, if such payment hasn’t been made by Ahon to DiaMedica after this period, any party shall have the right to terminate this Agreement immediately upon written notice to the other parity.

(g)     Full Force and Effect During Notice Period. This Agreement shall remain in full force and effect until the expiration of the applicable termination notice period. For clarity, if any milestone event is achieved during the termination notice period, then the corresponding milestone payment is accrued and Ahon shall remain responsible for the payment of such milestone payment even if the due date of such milestone payment may come after the effective date of the termination.

40.

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13.3        Effect of Termination.

(a)         Except for the termination by Ahon for DiaMedica’s uncured material breach under clause 13.2(a) and for DiaMedica’s insolvency under clause 13.2(d), upon the termination of this Agreement for any other reason under clause 13.2:

(i)     License. All licenses and other rights granted by DiaMedica to Ahon under the DiaMedica IP and the Collaboration IP shall terminate and all sublicenses granted by Ahon shall continue. All licenses and other rights granted by Ahon to DiaMedica under the Ahon IP and Collaboration IP shall continue and all sublicenses granted by DiaMedica shall also continue. In addition, Ahon hereby grants to DiaMedica, effective upon the termination of this Agreement, an exclusive, perpetual, irrevocable, and sublicenseable license under the Ahon IP and Ahon’s interest in Collaboration IP to research, develop, make, have made, use, sell, offer for sale, import and otherwise commercialize the Licensed Protein and Licensed Products in the Territory, which license shall be subject to a reasonable royalty paid by DiaMedica to Ahon (not to exceed 2%) to be negotiated and agreed by the Parties in good faith.

(ii)     Regulatory Submissions. Upon DiaMedica’s written request, Ahon shall provide DiaMedica with copies of all Regulatory Submissions for Licensed Products. Ahon shall either assign to DiaMedica or provide DiaMedica with a right of reference with respect to such Regulatory Submission, as DiaMedica determines at its reasonable discretion. In addition, upon DiaMedica’s written request, Ahon shall provide to DiaMedica copies of all material related documentation, including material non-clinical, preclinical and clinical data that are held by or reasonably available to Ahon, its Affiliates or sublicensees. The Parties shall discuss and establish appropriate arrangements with respect to safety data exchange, provided that DiaMedica will assume all safety and safety database activities no later than six (6) months after termination.

(iii)     Trademarks. Ahon shall transfer and assign to DiaMedica, all Product Marks relating to any Licensed Product and any applications therefor (excluding any such marks that include, in whole or part, any corporate name or logos of Ahon or its Affiliates or sublicensees). Ahon shall also transfer to DiaMedica any in-process applications for generic names for any Licensed Product.

(iv)     Inventory. At DiaMedica’s election and written request, within thirty (30) days after termination of this Agreement, Ahon shall transfer to DiaMedica or its designee all inventory of Licensed Protein and Licensed Products (including all final product, bulk drug substance, intermediates, works-in-process, formulation materials, reference standards, drug product clinical reserve samples, packaged retention samples, and the like) then in the possession or control of Ahon, its Affiliates or sublicensees; provided that DiaMedica shall pay Ahon a price equal to amount paid by Ahon for such transferred Licensed Protein and Licensed Products. If DiaMedica fails to give the written request, Ahon has the right to continue to sell the inventory for a period no more than nine (9) months after termination, provided that Ahon shall continue to pay milestones and royalties due under Article 8. At the end of the nine (9) month period Ahon, at its own expense, will dispose of any remaining inventory in a manner compliant with the requirements of the applicable Regulatory Authority(ies).

41.

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(v)     Wind Down and Transition. Ahon shall be responsible for the wind-down of Ahon’s, its Affiliates and sublicensee’s Development and Commercialization activities for the Licensed Products. Ahon shall, and shall cause its Affiliates and sublicensees to, reasonably cooperate with DiaMedica to facilitate orderly transition of the Development and Commercialization of the Licensed Products to DiaMedica or its designee, including (i) assigning or amending as appropriate, upon request of DiaMedica and to the extent that is accepted by the Third Party, any agreements or arrangements with Third Party vendors (including distributors) to Develop, promote, distribute, sell or otherwise Commercialize the Licensed Products or, to the extent any such Third Party agreement or arrangement is not assignable to DiaMedica, reasonably cooperating with DiaMedica to arrange to continue to provide such services for a reasonable time which however shall not exceed nine (9) months after termination; and (ii) to the extent that Ahon or its Affiliate is performing any activities described above in (i), reasonably cooperating with Ahon to transfer such activities to Ahon and continuing to perform such activities on Ahon’s behalf for a reasonable time after termination until such transfer is completed.

(vi)     Ongoing Clinical Trial. If at the time of such termination, Ahon or its Affiliates are conducting any Clinical Trials for a Licensed Product, then, at DiaMedica’s election on a trial-by-trial basis: (i) Ahon shall fully cooperate, and shall cause its Affiliates to fully cooperate, with DiaMedica to transfer the conduct of all such Clinical Trials to DiaMedica effective as of six (6) months after the termination effective date, and DiaMedica shall assume any and all liability for the conduct of such transferred Clinical Trials after the effective date of such transfer (except to the extent arising prior to the transfer date or from any negligent act or omission by Ahon, its Affiliates or their respective employees, agents and contractors); or (ii) Ahon shall orderly wind-down the conduct of any such Clinical Trial which is not going to be assumed by DiaMedica under clause (i) above.

(vii)     Return of Confidential Information. At Disclosing Party’s election, the Receiving Party shall return (at Disclosing Party’s expense) or destroy (at Receiving Party’s expense), all tangible materials comprising, bearing or containing any Confidential Information of the Disclosing Party that are in the Receiving Party’s or its Affiliates’ or sublicensees’ possession or control, and provide written certification of such destruction; provided that the Receiving Party may retain one copy of such Confidential Information for its legal archives, and provided further that the Receiving Party shall not be required to destroy electronic files containing Confidential Information that are made in the ordinary course of its business information back-up procedures pursuant to its electronic record retention and destruction practices that apply to its own general electronic files and information; and provided further that DiaMedica shall have the right to retain and use Ahon’s Confidential Information to the extent necessary or reasonably useful for it to practice the license granted by Ahon to DiaMedica that survives the termination of this Agreement.

42.

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(viii)    Cost and Expense. Ahon shall perform such transition assistance at no cost to DiaMedica.

(b)         For the termination by Ahon for DiaMedica’s uncured material breach under clause 13.2(b) and for DiaMedica’s insolvency under clause 13.2(d), upon such termination,

(i)       Sections 13.3(a)(i) to (vii) (but not Section 13.3(a)(viii) shall apply; and

(ii)      If Ahon conducts relevant transition assistance to DiaMedica pursuant to Sections 13.3(a)(v), then such cost and expense shall all be reasonable borne by DiaMedica.

(c)         Without limiting Section 13.5, the effects of termination in Section 13.3 shall not be deemed as a waiver of the right of indemnification set forth in Article 11.

13.4       Termination Press Releases. In the event of termination of this Agreement for any reason and subject to the provisions of Section 9.3, the Parties shall cooperate in good faith to coordinate at least an unilateral public disclosure of such termination and the reasons therefor, and shall not, except to the extent required by Applicable Laws, disclose such information without the prior approval of the other Party, which approval shall not be unreasonably withheld or delayed. The principles to be observed in such disclosures shall be accuracy, compliance with Applicable Laws and regulatory guidance documents, and reasonable sensitivity to potential negative investor reaction to such news.

13.5      Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Without limiting the foregoing, the provisions of Articles 1, 9, 11, 14, and 15, and Sections 5.7, 8.7, 8.9, 13.3, 13.4, 13.5 shall survive the expiration or termination of this Agreement for five (5) years after the expiration or termination.

13.6       Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies shall remain available except as agreed to otherwise herein.

Article 14
DISPUTE RESOLUTION

14.1     General. The Parties recognize that a dispute may arise relating to this Agreement (a “Dispute”). Any dispute, including disputes that may involve the Affiliates of any Party, shall be resolved in accordance with this Article 14.

43.

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14.2        Negotiation; Escalation. The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute under this Agreement. Any claim, dispute, or controversy as to the breach, enforcement, interpretation or validity of this Agreement shall be referred to the Chief Executive Officer of DiaMedica and the Chief Executive Officer of Ahon (the “Executive Officers”) for attempted resolution. In the event the Executive Officers are unable to resolve such dispute within sixty (60) days of such dispute being referred to them, then, upon the written request of either Party to the other Party, the dispute shall be subject to arbitration in accordance with Section 14.3.

14.3        Arbitration.

(a)     In the event of a Dispute that cannot be resolved between the Parties or the Executive Officers as set forth in Section 14.2, either Party shall be free to institute binding arbitration with respect to such dispute in accordance with this Section 14.3 upon written notice to the other Party (an “Arbitration Notice”) and seek remedies as may be available. Any dispute unresolved under this Section 14.3 shall be settled by binding arbitration administered by Singapore International Arbitration Center (“SIAC”) (or any successor entity thereto) and in accordance with the SIAC’s arbitration rules and procedures then in effect (the “Rules”), except to the extent such rules are inconsistent with this Section 14.3, in which case, this Section 14.3 shall control. The proceedings and decisions of the arbitrator shall be confidential, final and binding on the Parties, and judgment upon the award of such arbitrator may be entered in any court having jurisdiction thereof.

(b)     Upon receipt of an Arbitration Notice by a Party, the applicable dispute shall be resolved by final and binding arbitration before a panel of three (3) arbitrators (the “Arbitrators”), with each arbitrator having not less than fifteen (15) years of experience in the biotechnology or pharmaceutical industry and subject matter expertise with respect to the matter subject to arbitration. Any Arbitrator chosen hereunder shall have educational training and industry experience sufficient to demonstrate a reasonable level of scientific, financial, medical and industry knowledge relevant to the particular dispute. Each Party shall promptly select one (1) Arbitrator each, which selections shall in no event be made later than thirty (30) days after receipt of the Arbitration Notice. The third Arbitrator shall be chosen promptly by mutual agreement of the Arbitrators chosen by the Parties, but in no event later than thirty (30) days after the date that the last of such Arbitrators was appointed.

(c)     The Arbitrators’ decision and award shall be made within nine (9) months of the filing of the arbitration demand, and the Arbitrators shall agree to comply with this schedule before accepting appointment. However, this time limit may be extended by agreement of the Parties or by the Arbitrators. The Arbitrators shall be authorized to award compensatory damages, but shall not be authorized to reform, modify or materially change this Agreement. The Arbitrators shall, within fifteen (15) days after the conclusion of the hearing, issue a written award and statement of decision describing the material facts and the grounds for the conclusions on which the award is based, including the calculation of any damages awarded. The decision of the Arbitrators shall be final, conclusive and binding on the Parties and enforceable by any court of competent jurisdiction.

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(d)     Each Party shall bear its own costs and expenses (including legal fees and expenses) relating to the arbitration proceeding, except that the fees of the Arbitrators and other related costs of the arbitration shall be shared equally by the Parties, unless the Arbitrators determine that a Party has incurred unreasonable expenses due to vexatious or bad faith positions taken by the other Party, in which event the Arbitrators may make an award of all or any portion of such expenses (including legal fees and expenses) so incurred.

(e)     The Arbitrators shall be required to render the decision in writing and to comply with, and the award shall be limited by, any express provisions of this Agreement relating to damages or the limitation thereof. No Arbitrator shall have the power to award punitive damages under this Agreement regardless of whether any such damages are contained in a proposal, and such award is expressly prohibited.

(f)     Unless the Parties otherwise agree in writing, during the period of time that any arbitration proceeding is pending under this Agreement, (A) the Parties shall continue to comply with all those terms and provisions of this Agreement that are not the subject of the pending arbitration proceeding; and (B) in the event that the subject of the dispute relates to the exercise by a Party of a termination right hereunder, including in the case of a material breach of this Agreement, the effectiveness of such termination shall be stayed until the conclusion of the proceedings under this Section 14.3.

(g)     All arbitration proceedings and decisions of the Arbitrators under this Section 14.3 shall be deemed Confidential Information of both Parties under Article 9. The arbitration proceedings shall take place in Singapore, in the English language.

(h)     Notwithstanding the foregoing, any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any patent rights or trademark rights shall be submitted to a court of competent jurisdiction in the country in which such patent rights or trademark rights were granted or arose. Nothing in this Section 14.3 will preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding.

45.

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Article 15
MISCELLANEOUS

15.1     Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances (except for a strike, lockout or labor disturbance with respect to the non-performing Party’s respective employees or agents), fire, floods, earthquakes or other acts of God, or acts, generally applicable action or inaction by any governmental authority (but excluding any government action or inaction that is specific to such Party, its Affiliates or sublicensees, such as revocation or non-renewal of such Party’s license to conduct business). The affected Party shall notify the other Party in writing of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake and continue diligently all reasonable efforts necessary to cure such force majeure circumstances or to perform its obligations in spite of the ongoing circumstances

15.2     Assignment. This Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the prior written consent of the other Party. Notwithstanding the foregoing, DiaMedica may assign its rights to receive payments under this Agreement to one or more Entities without consent of Ahon, and either Party may, without consent of the other Party, assign this Agreement and its rights and obligations hereunder (a) in whole or in part to an Affiliate of such Party, or (b) in whole to its successor-in-interest in connection with the sale of all or substantially all of its assets or a product line, whether in a merger, acquisition, or similar transaction. Any attempted assignment not in accordance with this Section 15.2 shall be null and void and of no legal effect. Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement and if the assignee fails in assuming any of the obligations in the Agreement, the assignor shall undertake such obligations. The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respected successors and permitted assigns.

15.3     Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

15.4     Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

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If to DiaMedica:

DiaMedica Therapeutics, Inc.
Two Carlson Parkway, Suite 260
Minneapolis, Minnesota 55447
USA
Attn:    Rick Pauls, President & CEO

Email: [***]
Fax:     763-710-4456

with a copy to:

DiaMedica Therapeutics, Inc.
Two Carlson Parkway, Suite 260
Minneapolis, Minnesota 55447
USA
Attn:    Legal Department

Email: [***]
Fax:     763-496-5118

and a copy to (which shall not constitute notice):

Cooley LLP
3175 Hanover Street
Palo Alto, CA 94304-1130
USA
Attn:    Lila Hope, Ph.D.

Email: lhope@cooley.com
Fax:     (650) 849 7400

If to Ahon:

Ahon Pharmaceutical Co., Ltd.
No. 55, Songshan Rd.
Jinzhou, Liaoning Province
China
Attn:    [***]

Email: [***]
Fax:     (+86) 416-211-6616

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with a copy to:

Ahon Pharmaceutical Co., Ltd.
No. 55, Songshan Rd.
Jinzhou, Liaoning Province
China
Attn:    R&D Center

Email: [***]
Fax:     (+86) 416-211-6616

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by facsimile or email on a Business Day (or if delivered or sent on a non-Business Day, then on the next Business Day); (b) on the Business Day after dispatch if sent by nationally-recognized overnight courier; or (c) on the fifth Business Day following the date of mailing if sent by mail.

15.5      Governing Law. This Agreement and all claims arising out of this Agreement or the breach thereof shall be governed by and construed in accordance with the laws of the State of New York, U.S. and the patent laws of the U.S. without reference to any rules of conflict of laws.

15.6      Entire Agreement; Amendments. This Agreement, together with the Exhibits hereto, contains the entire understanding of the Parties with respect to the collaboration and the licenses granted hereunder. Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, in respect to the collaboration and the licenses granted hereunder are superseded by the terms of this Agreement. The Exhibits to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representative(s) of both Parties hereto. The Parties agree that, effective as of the Effective Date, that certain Confidentiality Agreement between Ahon and DiaMedica dated as of April 12, 2017 (“Confidentiality Agreement”) shall be superseded by this Agreement, and that disclosures made prior to the Effective Date pursuant to the Confidentiality Agreement shall be subject to the confidentiality and non-use provisions of this Agreement. The foregoing shall not be interpreted as a waiver of any remedies available to either Party or its Affiliates as a result of any breach, prior to the Effective Date, by the other Party or its Affiliates of such Party’s or its Affiliate’s obligations pursuant to the Confidentiality Agreement.

15.7      Headings. The captions to the several Articles, Sections and subsections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections of this Agreement.

15.8      Independent Contractors. It is expressly agreed that DiaMedica and Ahon shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither DiaMedica nor Ahon shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

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 [***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

15.9       Waiver. The waiver by either Party of any right hereunder, or the failure of the other Party to perform, or a breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.

15.10     Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

15.11     Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under Applicable Laws.

15.12     Business Day Requirements. In the event that any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a Business Day then such notice or other action or omission shall be deemed to be required to be taken on the next occurring Business Day.

15.13     Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as necessary or appropriate in order to carry out the purposes and intent of this Agreement.

15.14     Non-Solicitation of Employees. After the Effective Date and during the Term, each Party agrees that neither it nor any of its Affiliates shall recruit, solicit or induce any employee of the other Party that such Party knew was directly and substantially involved in the Development or Commercialization activities under this Agreement to terminate his or her employment with such other Party and become employed by or consult for such Party, whether or not such employee is a full-time employee of such other Party, and whether or not such employment is pursuant to a written agreement or is at-will. For purposes of the foregoing, “recruit”, “solicit” or “induce” shall not be deemed to mean (a) circumstances where an employee of a Party (i) initiates contact with the other Party or any of its Affiliates with regard to possible employment; or (ii) responds to general solicitations of employment not specifically targeted at employees of a Party or any of its Affiliates, including responses to general advertisements or postings, and (b) discussions, interviews, negotiations, offers or acceptances of employment or similar activities that arise as a result of circumstances described in (a).

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 [***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

15.15     Construction. Except where the context expressly requires otherwise, (a) the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (c) the word “will” shall be construed to have the same meaning and effect as the word “will”, (d) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any person shall be construed to include the person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Schedules, or Exhibits shall be construed to refer to Articles, Sections, Schedules or Exhibits of this Agreement, and references to this Agreement include all Schedules and Exhibits hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party or the Parties “agree”, “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, rule or regulation, or Section, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and (k) the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or.”

15.16     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each Party shall be entitled to rely on the delivery of executed facsimile copies of counterpart execution pages of this Agreement and such facsimile copies shall be legally effective to create a valid and binding agreement among the Parties.

15.17     Language. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the Parties. All communications and notices to be made or given pursuant to this Agreement, and any dispute proceeding related to or arising hereunder, shall be in the English language. If there is a discrepancy between any translation of this Agreement and this Agreement, this Agreement shall prevail.

{Signature Page Follow}

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In Witness Whereof, the Parties intending to be bound have caused this License and Collaboration Agreement to be executed by their duly authorized representatives as of the Effective Date.

DiaMedica Therapeutics, Inc.	Ahon Pharmaceutical Co., Ltd.

By: /s/ Rick Pauls	By:/s/ Guang Qu

Name: Rick Pauls	Name: Guang Qu

Title: President and CEO	Title: President

Date: September 27, 2018	Date: September 27, 2018

List of Exhibits

Exhibit A:	DiaMedica Patents
Exhibit B:	Structure of DM199
Exhibit C:	Initial Development Plan
Exhibit D:	Joint Press Release
Exhibit E:	Supply Agreement

Exhibit A:	DiaMedica Patents

Patent Number	Title	Expiration
PCT/US2018/021749 US 9,364,521 US 9,616,015	Dosage Forms of Tissue Kallikrein 1 Human Tissue Kallikrein 1 Glycosylation Isoforms Formulations for Human Tissue Kallikrein-1 for Parenteral Delivery and Related Methods	2037 2033 2033

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[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Exhibit B:	Structure of DM199

[***]

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[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Exhibit C:	Initial Development Plan

[***]

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Exhibit D:	Joint Press Release

DiaMedica Therapeutics and Ahon Pharma, a Fosun Pharma Portfolio Company, Announces Signing of License Agreement for DM199 in China for Acute Ischemic Stroke

MINNEAPOLIS, MINNESOTA and SHANGHAI, CHINA —(Marketwire – September 27, 2018) - Ahon Pharmaceutical Co Ltd.(Ahon Pharma), a subsidiary of Shanghai Fosun Pharmaceutical (Group) Co. Ltd, (Fosun Pharma, SHA: 600196 and HKG: 02196) and DiaMedica Therapeutics Inc. (TSX Venture: DMA)(OTCQB: DMCAF) today entered into a license and collaboration agreement, which allows Ahon to have exclusive rights to develop and commercialize DM199 for acute ischemic stroke in mainland China, Taiwan, Hong Kong S.A.R. and Macau S.A.R. Fosun Pharma is one of China’s largest pharmaceutical firms with annual sales of more than USD$2 billion and an extensive related hospital sales force.

DM199 (synthetic KLK1 protein) is an investigational product in development to treat patients who experience an acute ischemic stroke. Upon successful development, DM199 could provide a treatment option for patients worldwide who suffer from an acute ischemic stroke within 24 hours compared to the short, 3 to 4.5-hour treatment window available today with tissue plasminogen activator (“tPA”, with trade name Activase®). In China, a human urine source form of the KLK1 protein, u-KLK1 or Kailikang®, has been approved and widely used since 2005.

Under the terms of the license agreement, DiaMedica is entitled to receive an upfront payment of $5 million, consisting of $500,000 on signing and $4.5 million upon regulatory clearance to initiate a clinical trial in China. DiaMedica also has the potential to receive an additional $27.5 million in development and sales related milestones and high single and low double-digit royalties on net sales of DM199 in the licensed territories. All development, regulatory, sales, marketing, and commercial activities and associated costs in the licensed territories will be the sole responsibility of Ahon Pharma.

Fosun Pharma, with its partnership with SK Group (a South Korea based Fortune Global 100 Company) called Hermed Capital Healthcare Fund, is an investor in DiaMedica through its equity investment in 2016.

"We are extremely pleased to have Ahon Pharma and Fosun Pharma as our partner, one of the largest pharmaceutical companies in China. Their existing equity interest makes them a trusted partner to commercialize and market DM199 in mainland China and certain surrounding territories for acute ischemic stroke," stated Rick Pauls, President and CEO of DiaMedica.  "Ahon Pharma and Fosun Pharma have significant resources and commercial capabilities to develop and market DM199 to health care providers and patients. This collaboration is aligned with DiaMedica’s global strategy to bring DM199 to the market for the millions of patients who suffer from acute ischemic strokes each year."

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Mr. Guang Qu, President of Ahon Pharma commented, “With the acceleration of the aging population in China, stroke has placed a big burden on patient, family, society and healthcare settings. This collaboration conduces to the integration of the existing advantages of both parties, and to the satisfaction of the urgent need of drug access and standardized treatment for acute ischemic stroke patients in China.”

About Acute Ischemic Stroke

An acute ischemic stroke is characterized by rapid loss of brain function due to an interruption of blood supply to the brain due to a blood clot. Affected areas of the brain become inactive and cells eventually die causing neurological impairment. Each year over 12 million people worldwide suffer an acute ischemic stroke and it is the leading cause of death and disability globally. The only approved U.S. Food and Drug Administration (“FDA”) or European Medicines Agency (“EMA”) drug treatment is tPA (Activase®). However, only 5-7% of acute ischemic stroke patients are actually treated with tPA due to eligibility and other issues.

About DM199 for Acute Ischemic Stroke

DM199 is a recombinant human tissue kallikrein 1 (rh-KLK1). KLK1cleaves the low molecular weight kininogen to produce kinins, which is known as the kallikrein-kinin system (KKS), causing many beneficial effects to ischemia including vasodilation, anti-inflammation, cell repair and decreased apoptosis, with a possible therapeutic window of 24 hours or above.

About Fosun Pharma and Ahon Pharma

Shanghai Fosun Pharmaceutical (Group) Co., Ltd. ("Fosun Pharma"; stock code: 600196.SH in Shanghai, 02196.HK in Hong Kong) is a leading healthcare group in China. Fosun Pharma's business covers the whole healthcare industry chain, including pharmaceutical manufacturing and R&D, healthcare services, medical devices and diagnosis, as well as pharmaceutical distribution and retail, making contribution to improving people's health. Fosun Pharma maintains a national recognized enterprise technology center and a highly capable international R&D team, with relentless efforts exerted on innovation and research of therapeutic areas including cardiovascular system, central nervous system, blood system, metabolism and alimentary system, anti-infection and anti-tumor.

Ahon Pharmaceutical Co., Ltd. (“Ahon Pharma”) develops and produces high-tech biological pharmaceutical and biopharmaceuticals.  Ahon Pharma joined Shanghai Fosun Pharma Group Company in 2011 and is one of Fosun Pharma’s core member enterprises.   Ahon Pharma’s lead marketed product is for treatment of acute neurological disorders.

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About DiaMedica Therapeutics Inc.

DiaMedica Therapeutics is a clinical stage biopharmaceutical company focused on developing novel treatments for neurological and kidney diseases. DiaMedica’s shares are listed on the TSX Venture Exchange under the trading symbol “DMA” and on the OTCQB under the trading symbol “DMCAF”. For more information, please visit www.diamedica.com. Follow us on social media - Twitter, LinkedIn.

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For further information:

Paul Papi
Vice President of Business Development
2 Carlson Parkway, Suite 260
Minneapolis, MN 55447
(617) 899-5941
info@diamedica.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements made in this press release that are not historical facts contain forward-looking information that involves risk and uncertainties. All statements, other than statements of historical facts, which address DiaMedica’s expectations, should be considered forward-looking statements. Such statements are based on management’s exercise of business judgment as well as assumptions made by and information currently available to management. When used in this press release, the words “may”, “will”, “anticipate”, “believe”, “estimate”, “expect”, “intend” and words of similar import, are intended to identify any forward-looking statements.

Forward-looking statements in this press release include statements concerning DiaMedica’s expectation that it will receive payments from Ahon pursuant to the license agreement, and its anticipation for DM 199 upon successful development of the drug, and all other statements that are not statements of historical fact.

You should not place undue reliance on these forward-looking statements. These statements reflect a current view of future events and are subject to certain risks and uncertainties as contained in the DiaMedica’s filings with the Canadian securities regulators, all of which are available on SEDAR (www.sedar.com). These risks and uncertainties include, among others, the difficulty of developing pharmaceutical products, obtaining regulatory and other approvals and achieving market acceptance; risks and results of clinical testing; risks involved in international operations; dependence upon Ahon Pharma and Fosun Pharma for the development, regulatory, sales, marketing, and commercial activities and associated costs of DM199 in the licensed territories; need for, and ability to obtain, additional financing to fund future development of DM199, and the terms of such additional financing; and other factors identified and discussed from time to time in DiaMedica’s filings with Canadian securities regulators. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results could differ materially from those anticipated in these forward-looking statements. DiaMedica undertakes no obligation, and does not intend to update, revise or otherwise publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of any unanticipated events, unless required by law. Although management believes that expectations are based on reasonable assumptions, no assurance can be given that these expectations will materialize.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of the contents of this press release.

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